Exhibit 10.8

EXECUTION VERSION

REVOLVING CREDIT AND GUARANTEE AGREEMENT

Dated as of February 19, 2010

among

RDA HOLDING CO.,

THE READER’S DIGEST ASSOCIATION, INC.,

THE OTHER GUARANTORS NAMED HEREIN

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

J.P. MORGAN SECURITIES INC.,

BANC OF AMERICA SECURITIES LLC
CREDIT SUISSE SECURITIES (USA) LLC and

GOLDMAN SACHS CREDIT PARTNERS L.P.

as Joint Lead Arrangers and Joint Bookrunners

i

Authorization; No Contravention	67
Governmental Authorization; Other Consents	67
Binding Effect	67
Financial Statements; No Material Adverse Effect	67
Litigation	68
No Default	68
Ownership of Property; Liens	68
Environmental Compliance	68
Taxes	69
ERISA Compliance	69
Subsidiaries; Equity Interests	70
Margin Regulations; Investment Company Act	70
Disclosure	70
Intellectual Property; Licenses, Etc.	71
Solvency	71
Labor Matters	71
Collateral	71
Regulation H	72
Certain Documents	72
Priority Indebtedness	72

ARTICLE VI AFFIRMATIVE COVENANTS	72

Financial Statements	72
Certificates; Other Information	74
Update Calls	76
Notices	76
Payment of Obligations	76
Preservation of Existence, Etc.	76
Maintenance of Properties	76
Maintenance of Insurance	76
Compliance with Laws	77
Inspection Rights; Books and Records; Discussions	77
Covenant to Guarantee Obligations and Give Security	77
Compliance with Environmental Laws	79
Further Assurances	79
Use of Proceeds	80
Deposit Accounts	80
Post-Closing Covenants	80

ARTICLE VII NEGATIVE COVENANTS	81

Limitation on Restricted Payments	81
Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and preferred stock	87
Liens	92
Merger, Consolidation or Sale of All or Substantially All Assets	92
Limitations on Guarantors	94
Transactions with Affiliates	95
Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries	97

Asset Sales	99
Prepayments, Etc. of Indebtedness	102
Holding Company	103
Payments for Consent	103
Limitation on Lines of Business	103
Limitation on Guarantees of Indebtedness by Restricted Subsidiaries	103
Financial Condition Covenant	105
Receivables	105
Accounting Changes	105

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES	105

Events of Default	105
Remedies Upon Event of Default	107
Application of Funds	108

ARTICLE IX ADMINISTRATIVE AGENT AND OTHER AGENTS	109

Appointment and Authorization of Agents	109
Delegation of Duties	110
Liability of Agents	110
Reliance by Agents	110
Notice of Default	111
Credit Decision; Disclosure of Information by Agents	111
Indemnification of Agents	111
Agents in their Individual Capacities	112
Successor Agents	112
Administrative Agent May File Proofs of Claim	113
Collateral and Guarantee Matters	113
Other Agents; Arrangers and Managers	114
Appointment of Supplemental Administrative Agents	114

ARTICLE X GUARANTEE	115

Guarantee	115
Right of Contribution	116
No Subrogation	116
Amendments, etc. with Respect to the Obligations	116
Guarantee Absolute and Unconditional	116
Reinstatement	117
Payments	117

ARTICLE XI MISCELLANEOUS	118

Amendments, Etc.	118
Notices and Other Communications; Facsimile Copies	119
No Waiver; Cumulative Remedies	121
Attorney Costs, Expenses and Taxes	121
Indemnification by the Borrower	121
Payments Set Aside	122
Successors and Assigns	123

Confidentiality	126
Setoff	127
Interest Rate Limitation	127
Counterparts	128
Integration	128
Survival of Representations and Warranties	128
Severability	128
Tax Forms	128
GOVERNING LAW	130
Submission To Jurisdiction; Waivers	130
WAIVER OF RIGHT TO TRIAL BY JURY	130
Binding Effect	131
Lender Action	131
USA PATRIOT Act	131
Acknowledgements	131
Releases of Guarantee and Lien	131

SCHEDULES

1.01A	Certain Collateral Documents
1.01B	Mortgaged Properties
1.01C	Designated Non-Debtors
2.01	Loans
5.11(c)	Foreign Benefits Matters
5.12	Subsidiaries and Other Equity Investments
5.18	Collateral Matters
6.16	Post-Closing Matters

EXHIBITS

Form of

A	Committed Loan Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E	Security Agreement
F	Opinion of Kirkland & Ellis LLP
G	Mortgage
H	U.S. Tax Compliance Certificate
I	Letter of Credit Application (commercial)
J	Letter of Credit Application (standby)
K	Junior Lien Intercreditor Agreement

v

CREDIT AGREEMENT

This REVOLVING CREDIT AGREEMENT (“Agreement”) is entered into as of February 19, 2010, among RDA HOLDING CO., a Delaware corporation (“Holdings”), THE READER’S DIGEST ASSOCIATION, INC., a Delaware corporation (the “Borrower”), the subsidiary guarantors from time to time party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and the several banks and other financial institutions or entities from time to time parties to this Agreement (collectively, the “Lenders” and each a “Lender”).

The parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01           Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness or Disqualified Stock of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness or Disqualified Stock incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Additional Notes” means additional notes issued from time to time under the Senior Secured Note Indenture after the initial offering.

“Administrative Agent” means JPMorgan Chase Bank, in its capacity as administrative agent under any of the Loan Documents, or any permitted successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth in Section 11.02 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders in writing (including by electronic mail or by posting to Intralinks or other similar information transmission systems).

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” has the meaning set forth in Section 7.06

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Applicable Rate” means, with respect to Revolving Credit Loans, unused Revolving Credit Commitments and Letter of Credit fees, a rate per annum equal to (i) for Eurodollar Rate Loans, 4.00%, (ii) for Base Rate Loans, 3.00%, (iii) for Letter of Credit fees, 4.00% and (iv) for commitment fees, 1.00%.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arrangers” means J.P. Morgan Securities Inc., Banc of America Securities LLC, Goldman Sachs Credit Partners L.P. and Credit Suisse Securities (USA) LLC in their capacity as Joint Lead Arrangers and Joint Bookrunners under this Agreement.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a sale and leaseback) of the Borrower, a Guarantor or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Borrower or a Restricted Subsidiary), whether in a single transaction or a series of related transactions (other than preferred stock of Restricted Subsidiaries issued in compliance with Section 7.02) in each case, other than:

(a) a disposition of Cash Equivalents or obsolete, damaged or worn out equipment in the ordinary course of business or the sale or lease of equipment, inventory or accounts receivable in the ordinary course of business and dispositions of property in the ordinary course of business that is no longer used or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries;

(b) the disposition of all or substantially all of the assets of the Borrower and the Restricted Subsidiaries in a manner permitted pursuant to Section 7.04;

(c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 7.01 or the granting of a Lien permitted by Section 7.03;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $5.0 million;

(e) any disposition of property or assets or issuance of securities by (i) a Restricted Subsidiary to the Borrower, (ii) the Borrower or a Restricted Subsidiary to another Subsidiary Guarantor or (iii) a Restricted Subsidiary that is not a Subsidiary Guarantor to another Restricted Subsidiary that is not a Subsidiary Guarantor;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(h) licenses or sub-licenses of intellectual property in the ordinary course of business (other than any perpetual licensing or exclusive licenses or sub-licenses or assignments of intellectual property that have a material adverse effect on the value of the Collateral or the ability of the Collateral Agent or the Secured Parties to realize the benefits of, and intended to be afforded by, the Collateral);

(i) solely with respect to Section 7.09(a)(i)(A) and (B) and Section 7.09(b)(i)(A) and (B), foreclosures on assets, involuntary asset transfers or transfers by reason of eminent domain;

(j) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(k) any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Closing Date, including, without limitation, sale leasebacks and asset securitizations permitted by this Agreement;

(l) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary, including in connection with any merger or consolidation;

(m) dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and not in connection with a Receivables Facility;

(n) the factoring by Foreign Subsidiaries at maturity or collection of any accounts receivable pursuant to factoring programs entered into in the ordinary course of business on customary market terms and with respect to receivables of, and generated by, Foreign Subsidiaries;

(o) the sale, lease, assignment, transfer or disposal of any property or assets in connection with any office move or relocation in the ordinary course of business;

(p) solely for purposes of satisfying Section 7.09(a)(i)(A) or Section 7.09(b)(i)(A), the sale, lease, assignment, transfer or disposal of Investments in joint ventures to the extent required by, or made pursuant to customary sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q) the sale, lease, assignment, transfer or disposal of any and all of the art collections owned by the Borrower or its Restricted Subsidiaries on the Closing Date.

“Asset Sale Offer” has the meaning set forth in Section 7.08(b)(iv).

“Assignees” has the meaning specified in Section 11.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Audited Financial Statements” means the audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of each of June 30, 2007, June 30, 2008 and June 30, 2009, and the related audited consolidated statements of income, stockholders’ equity and cash flows for the Borrower and its consolidated Subsidiaries for the periods ended on such dates.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Bank Priority Obligations” has the meaning specified in the Security Agreement.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. §§101 et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York presiding over the Chapter 11 cases of The Reader’s Digest Association, Inc. and its affiliates, Case No. 09-23529 (RDD).

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by JPMorgan Chase Bank as its “prime rate” and (c) the Eurodollar Rate for a Eurodollar Rate Loan with a one month Interest Period plus 1%.  The “prime rate” is a rate set by JPMorgan Chase Bank based upon various factors including JPMorgan Chase Bank costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by JPMorgan Chase Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located or in The City of New York; provided, that when used in connection with a Eurodollar Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Dollars in the London interbank market.

“Capital Expenditures” means, for any period, the sum, without duplication, of the additions to property, plant or equipment and other capital expenditures, including replacements, capitalized repairs and improvements during such period, of the Borrower and its Restricted Subsidiaries for such period, determined in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock,

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cases” means the jointly administered chapter 11 cases of the captioned In re The Reader’s Digest Association, Inc., Case No. 09-23529 (RDD), arising upon the filing of voluntary petitions for relief with the Bankruptcy Court on August 24, 2009.

“Cash Collateral” has the meaning specified in Section 2.03(g).

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means:

(1) U.S. dollars and any other foreign currency held by the Borrower and the Restricted Subsidiaries in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), maturing, unless such securities are deposited to defease any Indebtedness, not more than two years from the date of acquisition;

(3) securities issued by U.S. government-sponsored entities (“GSE”) and federally related institutions, maturing and not more than two years from the date of acquisition;

(4) repurchase agreements with primary dealers of eligible banks, and

(a) with a maturity of not more than one year from the date of acquisition; and

(b) supported by underlying collateral that is U.S. Treasury of U.S. government-sponsored entities;

(5) certificates of deposit, time deposits, Eurodollar time deposits, and bankers’ acceptances

(a) with a rated bank that has received a short-term rating from a nationally recognized statistical rating organization (“NRSRO”) in the highest short-term rating category for debt obligations (within which there may be subcategories or gradations indicating relative standing). Long-term ratings may be used if short-term ratings are not available; and

(b) with a maturity of not more than two years from the date of acquisition;

(6) securities issued or fully guaranteed or insured by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof; and

(a) such security is a rated security that has received a short-term rating from a NRSRO in the highest short-term rating category for debt obligations (within which there may be subcategories or gradations indicating relative standing). Long-term ratings may be used if short-term ratings are not available; and

(b) such security has a maturity of not more than two years from the date of acquisition;

(7) money market funds assets of which are consistent with the quality standards of Cash Equivalents described herein (but excluding for purposes of this clause (7) money market funds that invest primarily in auction rate securities);

(8) commercial paper and corporate obligations of corporations, provided that such security:

(a) is a rated security that has received a short-term rating from a NRSRO in the highest short-term rating category for debt obligations (within which there may be sub-categories or gradations indicating relative standing); and

(b) has a stated final maturity of not more than one year from the date of acquisition; and

(9) instruments equivalent to those referred to in clauses (1) to (8) above denominated in euro or pounds sterling or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction and not for speculative purposes.

“Cash Management Obligations” means obligations owed by any Loan Party to any Lender or Affiliate of a Lender hereunder in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as subsequently amended.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change of Control” means the earliest to occur of:

(a)           after giving effect to the Reorganization Plan, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing 50% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings;

(b)           after giving effect to the Reorganization Plan, the board of directors of Holdings ceasing to consist of a majority of the Continuing Directors;

(c)           Holdings ceasing to own, directly, all of the outstanding Equity Interests in the Borrower;

(d)           a Specified Change of Control; or

(e)           the Disposition of all or substantially all of the assets of the Loan Parties other than in a manner permitted pursuant to Section 7.04.

“Charges” has the meaning specified in Section 11.10.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived.

“Code” means the U.S. Internal Revenue Code of 1986.

“Collateral” means all property of the Loan Parties, now or hereafter acquired, upon which a Lien in favor of the Collateral Agent for the benefit of the Secured Parties is purported to be created by any Collateral Document, provided that in no event shall any Excluded Property constitute Collateral.

“Collateral Account” means one or more segregated accounts pledged under the Collateral Documents that is under the sole control of the Collateral Agent and is free from all other Liens (other than Liens permitted to be incurred under clauses (30) and (31) under the definition of “Permitted Liens,” Liens securing Secured Obligations, Pari Passu Payment Lien Obligations and Junior Lien Indebtedness), and includes cash and Cash Equivalents received by the Administrative Agent or the Collateral Agent from Asset Sales of Collateral, Recovery Events, foreclosures on or sales of Collateral or any other awards or proceeds pursuant to the Collateral Documents, including earnings, revenues, rents, issues, profits and income from the Collateral received pursuant to the Collateral Documents and interest earned thereon.

“Collateral Agent” means Wilmington Trust FSB and its successors and assigns.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)           the Administrative Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01(a)(iii) or pursuant to Section 6.11 at such time, duly executed by each Loan Party thereto;

(b)           all Obligations shall have been unconditionally guaranteed (the “Guaranty”) by Holdings and each Domestic Subsidiary (other than Direct Holdings IP LLC), or, in the case of Domestic Subsidiaries formed or acquired after the Closing Date, each wholly-owned Domestic Subsidiary with assets with either a book value or fair market value equal to or greater than $250,000 (each, a “Guarantor”);

(c)           except as set forth in Section 6.16, the Obligations and the Guaranty shall have been secured by a security interest in (i) all the Equity Interests of the Borrower and (ii) all Equity Interests of each Subsidiary (other than Direct Holdings IP LLC) of the Borrower directly owned by the Borrower or any Guarantor, in each case having the priority required by the Collateral Documents; provided that pledges of Equity Interests of each Foreign Subsidiary, and of each Domestic Subsidiary substantially all of whose assets consist of Equity Interests of one or more Foreign Subsidiaries, shall be limited to 65% of the issued and outstanding Equity Interests of such Subsidiary at any time;

(d)           except to the extent otherwise permitted hereunder or under any Collateral Document, (i) to the extent governed by the Uniform Commercial Code, the execution of the Collateral Documents shall be effective to create a security interest in all Collateral described therein and proceeds thereof, in each case, to the extent constituting Collateral and with the priority required by the Collateral Documents and (ii) except as set forth in Section 6.16, all documents and instruments, including Uniform Commercial Code financing statements and filings made in respect of Intellectual Property constituting Collateral in the United States Patent and Trademark Office and the United States Copyright Office, reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Collateral Documents and to perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;

(e)           none of the Collateral shall be subject to any Liens other than Liens permitted by Section 7.03; and

(f)            except as set forth in Section 6.11, the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to any Material Real Property described on Schedule 1.01B hereto or required to be delivered pursuant to Section 6.11 (the “Mortgaged Properties”) duly executed and delivered by the record owner of such property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid Lien on the property described therein, free of any other Liens except as expressly permitted by Section 7.03, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request and (iii) such surveys, abstracts, appraisals, legal opinions and other documents as the Administrative Agent may reasonably request with respect to any such Mortgaged Property.

The foregoing definition shall not require the perfection of pledges of or security interests in, or the obtaining of title insurance or surveys with respect to particular assets (including but not limited to Mortgaged Properties) if and for so long as, in the reasonable judgment of the Administrative Agent, the economic detriment to the Loan Parties of perfecting such pledges or security interests or the cost of perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom.  The Administrative Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets (including but not limited to Mortgaged Properties) of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection or obtaining title insurance cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Collateral Documents as in effect on the Closing Date and, to the extent appropriate in the applicable jurisdiction, as agreed between the Administrative Agent and the Borrower.

“Collateral Disposition Offer” has the meaning specified in Section 7.08(a)(v).

“Collateral Documents” means the security agreements, pledge agreements, Mortgages, collateral assignments, agency agreements and related agreements, instruments and documents executed and delivered pursuant to this Agreement or any of the foregoing (including, without limitation, finance statements under the Uniform Commercial Code of the relevant states), as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, and pursuant to which Collateral is pledged, assigned or granted to or on behalf of the Collateral Agent for the ratable benefit of the Secured Parties and the Administrative Agent or notice of such pledge, assignment or grant is given.

“Committed Loan Notice” means a notice of (a) a Revolving Credit Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Committee” means the statutory unsecured creditors committee appointed in the Cases on August 31, 2009.

“Compensation Period” has the meaning specified in Section 2.11(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Confirmation Order” means the order of the United States Bankruptcy Court for the Southern District of New York, dated January 19, 2010, confirming the Reorganization Plan.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commission, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of obligations under Swap Contracts or other derivative instruments pursuant to ASC No. 815—“Derivatives and Hedging Overview”), (d) the interest component of Capitalized Lease Obligations (e) and net payments, if any, without duplication, pursuant to interest rate obligations under Swap Contracts with respect to Indebtedness, and excluding (1) any Additional Interest, (2) amortization of deferred financing fees and (3) any expensing of bridge or other financing fees); plus

(b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c) interest income for such period.

“Consolidated Leverage Ratio” means, with respect to any Person for any period, the ratio of:

(1) the Consolidated Total Indebtedness of such Person and its Restricted Subsidiaries at the time of determination (the “Calculation Date”), to

(2) the EBITDA of such Person for the four most recent full fiscal quarters (for purposes of this definition, the period from January 1, 2010 to March 31, 2010 shall be deemed to be a full fiscal quarter of the Borrower without giving effect to the Emergence Date) ending immediately prior to the date for which internal financial statements are available.

If the Borrower or any Restricted Subsidiary has incurred, assumed, guaranteed, redeemed, retired or extinguished any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Consolidated Leverage Ratio is being calculated but prior to or substantially concurrently with the event for which the calculation of the Consolidated Leverage Ratio is made, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or preferred stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Borrower or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be (x) made in good faith by a responsible financial or accounting officer of the Borrower (and may include, for the avoidance of doubt, cost savings and operating expense reductions resulting from such Investments acquisition, disposition, merger or consolidation or disposition which is being given pro forma effect that have been or are reasonably expected to be realized within twelve (12) months after the date of such Investment, acquisition, disposition, merger, consolidation or disposed operation as the result of specified actions taken or to be taken within six (6) months after such date) and which are reasonably identifiable and factually supportable, except as otherwise provided herein or (y) determined in accordance with Regulation S-X. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any obligations under Swap Contracts applicable to such Indebtedness). Interest on a Capitalized Lease Obligations shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

For the purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination determined in a manner consistent with that used in calculating EBITDA for the applicable period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1) any net after-tax effect of extraordinary, non-recurring or unusual gains or losses, costs, charges or expenses (less all fees and expenses relating thereto) shall be excluded (including, without limitation, severance, relocation, transition and other restructuring costs and curtailments or modifications to pension and post-retirement employee benefit plans),

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(3) any net after-tax effect of income (loss) from disposed, abandoned or discontinued operations and any net after-tax gains or losses on disposal, abandoned of disposed or discontinued operations shall be excluded,

(4) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Board of Directors of the Borrower, shall be excluded,

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period (without duplication of any amounts included under Section 7.01(a)(vii)(D)(1));

(6) solely for the purpose of determining the amount available for Restricted Payments under Section 7.01(a)(vii)(A), the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived; provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(7) the effects of adjustments (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries) in any line item of such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any consummated acquisition, net of taxes, shall be excluded;

(8) any net after-tax income (loss) from the early extinguishment or cancellation of Indebtedness or obligations under Swap Contracts or other derivative instruments shall be excluded;

(9) any impairment charge or asset write-off pursuant to ASC No. 350—“Intangible Assets” and No. 360—“Impairments” and the amortization of intangibles arising pursuant to ASC No. 805 (excluding any such impairment charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period) shall be excluded;

(10) the amount of any expense will be excluded to the extent a corresponding amount is received in cash by the Borrower and the Restricted Subsidiaries from a Person other than the Borrower or any Restricted Subsidiaries under any agreement providing for reimbursement of any such expense, provided such reimbursement payment has not been included in determining Consolidated Net Income (it being understood that if the amounts received in cash under any such agreement in any period exceed the amount of expense in respect of such period, such excess amounts received may be carried forward and applied against expense in future periods);

(11) any non-cash compensation charge or expense recorded from grants of stock appreciation or similar rights, stock options or other rights to officers, directors or employees shall be excluded; and

(12) any increase in amortization or depreciation or other non-cash charges or the impact of write-off of deferred revenues resulting from the application of SOP 90-7 in relation to the Emergence Transactions shall be excluded.

Notwithstanding the foregoing, for the purpose of Section 7.01 only (other than Section 7.01(a)(vii)(D)), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Borrower and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Borrower and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Borrower or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under Section 7.01(a)(vii)(D).

“Consolidated Secured Debt Ratio” means, with respect to any specified Person, as of any date of determination, the ratio of (1) the sum, without duplication, of (a) the aggregate principal amount of the Specified Notes, plus (b) the aggregate amount outstanding under any Receivables Facility, plus (c) the aggregate principal amount (or accreted value) outstanding under any Pari Passu Payment Lien Obligations, plus (d) the aggregate principal amount (or accreted value) outstanding under this Agreement and Credit Facilities which constitute Priority Payment Lien Obligations (including letters of credit) and any other Priority Payment Lien Obligations, and plus (e) the aggregate amount of any incremental Indebtedness and other obligations permitted to be incurred under Section 7.02(b)(i) after giving effect to any amounts of Indebtedness and other obligations incurred under such Section 7.02(b)(i), as of the last day of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur (for the purposes of this definition, the period from January 1, 2010 to March 31, 2010 shall be deemed to be a full fiscal quarter of the Borrower without giving effect to the Emergence Date) to (2) the EBITDA of the specified Person and its Restricted Subsidiaries (on a consolidated basis) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur (for the purposes of this definition, the period from January 1, 2010 to March 31, 2010 shall be deemed to be a full fiscal quarter of the Borrower without giving effect to the Emergence Date), in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Leverage Ratio.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments, (2) the aggregate amount of all outstanding Disqualified Stock of the Borrower and all preferred stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and preferred stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP, and (3) all obligations relating to Receivables Facilities.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or preferred stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or preferred stock as if such Disqualified Stock or preferred stock were repurchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or preferred stock, such fair market value shall be determined reasonably and in good faith by the Borrower.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Borrower who:

(1) was a member of such Board of Directors on the Emergence Date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Credit Extension” means each of the following:  (a) a Revolving Credit Borrowing and (b) an L/C Credit Extension.

“Credit Facilities” means, with respect to the Borrower or any of its Restricted Subsidiaries, one or more debt facilities, other than the Revolving Credit Facility, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term Indebtedness, including any notes, mortgages, guarantees, security documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 7.02) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or investor or group of lenders or investors.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally

(including, in the case of Loan Parties incorporated or organized in England or Wales, administration, administrative receivership, voluntary arrangement and schemes of arrangement).

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default provided that any Default that results solely from the taking of any action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to the principal amount of any Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including the Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that (a) has failed to pay over to the Administrative Agent or any other Lender any amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless subsequently cured or (b) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Designated Non-Debtors” means the Subsidiaries set forth on Schedule 1.01C.

“Designated Preferred Stock” means preferred stock of the Borrower or any direct or indirect parent thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 7.01(a)(iii).

“DIP Credit Agreement” means the Credit and Guarantee Agreement, dated as of August 26, 2009, among Holdings, the Borrower and certain of the Borrower’s Subsidiaries, the lenders from time to time party thereto, the JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto, as amended, supplemented or otherwise modified prior to the date hereof.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale of Equity Interests held in another Person) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; and, shall include any issuance by a Person of any of its Equity Interests to another Person.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date 91 days after the Maturity Date; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; and, provided further, that if such Capital Stock is issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (without duplication):

(a) provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period deducted (and not added back) in computing Consolidated Net Income, plus

(b) Consolidated Interest Expense of such Person for such period to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income, plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted (and not added back) in computing Consolidated Net Income, plus

(d) any fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or Indebtedness permitted to be incurred by this Agreement (whether or not successful), including such fees, expenses or charges related to the offering of the Senior Secured Notes, and, in each case, deducted (and not added back) in computing Consolidated Net Income, plus

(e) the amount of any restructuring charges deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Closing Date, plus

(f) any other non-cash charges, expenses or losses reducing Consolidated Net Income for such period (including any impairment charges or the impact of purchase accounting and the effects of fresh start accounting under SOP 90-7), excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, plus

(g) the amount of any minority interest expense or non-controlling interest in income of consolidated subsidiaries deducted (and not added back) in such period in calculating Consolidated Net Income (less the amount of any cash dividends paid to the holders of such minority interests), plus

(h) all non-recurring costs and expenses of the Borrower and its Restricted Subsidiaries incurred in connection with the Emergence Transactions; plus

(i) any net loss resulting from obligations under Swap Contracts (including pursuant to the application of SFAS No. 133), plus

(j) foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Borrower and its consolidated Subsidiaries, plus

(k) any deductions consisting of subsidiary income attributable to minority interests in Reader’s Digest Association Limited, except to the extent actually paid to a holder of Equity Interests in such Subsidiary (or any designee of such Person) other than the Borrower and its Subsidiaries (with such payments to be deducted in the period made), less

(l) any net gain resulting from obligations under Swap Contracts (including pursuant to the application of SFAS No. 133), less

(m) foreign exchange gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Borrower and its consolidated Subsidiaries, less

(n) any additions resulting from subsidiary losses attributable to minority interests in Reader’s Digest Association Limited, less

(o) non-cash items increasing Consolidated Net Income of such Person for such period (including the effects of fresh start accounting under SOP 90-7), excluding any non-cash gains which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period.

It is understood that if the EBITDA for any fiscal quarter is less than zero, then such EBITDA shall be deemed to be equal to zero.

“Effective Date” means the effective date of the Reorganization Plan.

“Eligible Assignee” means any Assignee permitted by and consented to in accordance with Section 11.07(b).

“Emergence Date” means the day (a) that is the Business Day selected by the Debtors (as defined under the Reorganization Plan) after the date of the Confirmation Order on which all conditions specified in Article IX.A of the Reorganization Plan have been satisfied or waived pursuant to Article IX.B of the Reorganization Plan; (b) the Emergence Transactions shall have occurred; and (c) the Reorganization Plan shall have been substantially consummated.

“Emergence Transactions” mean the various transactions set forth in the Reorganization Plan entered into by the Borrower and certain of its affiliates in connection with the Emergence Date and substantial consummation of the Reorganization Plan.

“Environmental Laws” means any and all Laws (including common law) relating to pollution, the protection of the environment, the protection of natural resources, or, to the extent relating to exposure to hazardous substances, the protection of human health or to the release of any pollutants into the environment, including those related to air emissions and discharges to public water or waste treatment systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common or preferred equity of the Borrower or any of its direct or indirect parent companies (excluding Disqualified Stock), other than (a) public offerings with respect to the Borrower’s or any direct or indirect parent company’s common stock registered on Form S-8, (b) any sales to Holdings, the Borrower or any of its Subsidiaries, and (c) any such public or private sale that constitutes an Excluded Contribution or representing Designated Preferred Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Loan Party within the meaning of Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization or is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA); (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (g) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (h) the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure of any Loan Party or any ERISA Affiliates to make any required contribution to a Multiemployer Plan; or (i) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived.

“Eurodollar Rate” means, for any Interest Period with respect to any Eurodollar Rate Loan:

(a)           the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Reuters Screen LIBOR01 Page (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits of amounts in the relevant currency for delivery on the first day of such Interest Period, or

(b)           if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits of amounts in the relevant currency for delivery on the first day of such Interest Period, or

(c)           if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by JPMorgan Chase Bank and with a term equivalent to such Interest Period would be offered by JPMorgan Chase Bank’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period or, if different, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits of amounts in the relevant currency for delivery on the first day of such Interest Period;

provided, that in no event shall the Eurodollar Rate be less than 2.00%.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Collateral Proceeds” has the meaning specified in Section 7.08(a)(v).

“Excess Proceeds” has the meaning set forth in Section 7.08(b)(iv).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means any notes issued in exchange for notes pursuant to the Registration Rights Agreement or similar agreement.

“Exchange Rate” means on any day with respect to any currency other than Dollars, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for such currency; in the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two Business Days later.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Borrower and its Restricted Subsidiaries from

(a) contributions to its common equity capital, and

(b) the sale (other than to a Subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower or a Subsidiary) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Borrower or any direct or indirect parent of the Borrower, in each case designated as Excluded Contributions pursuant to an Officers’ Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in Section 7.01(a)(vii).

“Excluded Property” has the meaning specified in the Security Agreement.

“Excluded Taxes” has the meaning specified in Section 3.01(f).

“Existing Indebtedness” means Indebtedness of the Borrower and its Restricted Subsidiaries existing on the Emergence Date.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to JPMorgan Chase Bank on such day on such transactions as determined by the Administrative Agent.

“First Lien Credit Agreement” means the Credit Agreement, dated as of  February 19, 2010, among the Borrower, Holdings, the German Borrower party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, supplemented, waived or otherwise modified prior to the effectiveness of this Agreement.

“Foreign Benefit Arrangement” means any employee benefit arrangement mandated by non-U.S. law that is maintained or contributed to by any Loan Party or any ERISA Affiliate.

“Foreign Jurisdiction Deposit” means a deposit or Guarantee incurred in the ordinary course of business and required by any Governmental Authority in a foreign jurisdiction as a condition of doing business in such jurisdiction.

“Foreign Lender” has the meaning specified in Section 11.15.

“Foreign Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is maintained or contributed to by any Loan Party or any ERISA Affiliate.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia, and any Restricted Subsidiary of such Restricted Subsidiary.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Closing Date.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Government Securities” means securities that are:

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Granting Lender” has the meaning specified in Section 11.07(h).

“Group Member” means Holdings, the Borrower and the Subsidiaries.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Borrower’s Obligations under this Agreement.

“Guarantors” has the meaning specified in the definition of “Collateral and Guarantee Requirement”.

“Guarantor Obligations”:  with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Article X), any other Loan Document or any Secured Hedge Agreement to which such Guarantor is a party and any monetary Cash Management Obligations owed by such Guarantor, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all Attorney Costs that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).

“Guaranty” has the meaning specified in the definition of “Collateral and Guarantee Requirement”.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances or wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to or that could give rise to any liability under any Environmental Law.

“Hedge Bank” means any Person that is a Lender or an Affiliate of a Lender hereunder at the time it enters into a Secured Hedge Agreement, in its capacity as a party thereto.

“Holdings” has the meaning specified in the preamble of this Agreement.

“Honor Date” has the meaning specified in Section 2.03(c).

“Indebtedness” means, with respect to any Person,

(a) any Indebtedness (including principal and premium) of such Person, whether or not contingent:

(1) in respect of borrowed money,

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof),

(3) representing the deferred and unpaid balance of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, or

(4) representing any obligations under Swap Contracts,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and obligations under Swap Contracts) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business, and

(c) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person (with the amount of such Indebtedness deemed to be the lower of (i) the principal amount of the Indebtedness of such other person and (ii) the fair market value of the assets securing such Indebtedness at the date of determination);

provided, however, that (x) Contingent Obligations incurred in the ordinary course of business, (y) and obligations under or in respect of Receivables Facilities, and (z) in the case of the Borrower and its Restricted Subsidiaries, statutory or other legal requirements to make deposits in connection with sweepstakes or similar contests, or surety bonds or letters of credit posted pursuant to such requirements in the ordinary course of business shall be deemed not to constitute Indebtedness.

“Indemnified Liabilities” has the meaning specified in Section 11.05.

“Indemnitees” has the meaning specified in Section 11.05.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged.

“Information” has the meaning specified in Section 11.08.

“Initial Purchasers” means J.P. Morgan Securities Inc., Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and Moelis & Company LLC.

“Intellectual Property” has the meaning set forth in the Security Agreement.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date applicable to such Loan, provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates, (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date applicable to such Loan and (c) as to any Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two or three months thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:

(i)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)          no Interest Period shall extend beyond the Maturity Date applicable to such Eurodollar Rate Loan; and

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 7.01,

(1) “Investments” shall include the portion (proportionate to the Borrower’s direct or indirect equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower or applicable Restricted Subsidiary shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to

(x) the Borrower’s direct or indirect “Investment” in such Subsidiary at the time of such redesignation; less

(y) the portion (proportionate to the Borrower’s direct or indirect equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Borrower.

“Issue Date” means the date on which the Senior Secured Notes are initially issued.

“J.H. Cohn” means J.H. Cohn, LLP, and any successor thereto.

“JPMorgan Chase Bank” means JPMorgan Chase Bank, N.A., and any successor thereto.

“Junior Financing” has the meaning specified in Section 7.09.

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Junior Lien Indebtedness” means any Indebtedness incurred by the Borrower or any Restricted Subsidiary which is permitted to be secured by the Collateral on a junior basis to the security interest in favor of the Secured Obligations and Pari Passu Payment Lien Obligations.

“Junior Lien Intercreditor Agreement” means the junior lien intercreditor agreement entered into by the representative of the holders of the Junior Lien Indebtedness, in substantially the form attached as Exhibit K.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed or refinanced as a Refunding Loan in accordance with Section 2.03(c).

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means JPMorgan Chase Bank and any other Lender that becomes an L/C Issuer in accordance with Section 2.03(k) or Section 11.07(j), in each case, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit permitted hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes an L/C Issuer, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder.  A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer, provided that any such application or agreement shall not be inconsistent with the terms hereof or impose any additional obligations or liabilities on any Loan Party.  Any Letter of Credit Application delivered to JPMorgan Chase Bank as L/C Issuer for a commercial letter of credit shall be substantially in the form of Exhibit I or such other form as may be reasonably acceptable to JPMorgan Chase Bank.  Any Letter of Credit Application delivered to JPMorgan Chase Bank as L/C Issuer for a standby letter of credit shall be substantially in the form of Exhibit J or such other form as may be reasonably acceptable to JPMorgan Chase Bank.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the aggregate amount of the Revolving Credit Commitments.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Liquidity” means, as of the most recent date for which internal financial statements are available, the sum of (i) cash, (ii) Cash Equivalents and (iii) unutilized commitments available to be borrowed under revolving credit arrangements of the Borrower and its Restricted Subsidiaries, after giving effect to outstanding letters of credit thereunder.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Credit Loan.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents and (iv) each Letter of Credit Application.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means any event, development or circumstance that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on (a) the business, property, operations or financial condition of Holdings and its Subsidiaries, taken as a whole, in each case, other than such effects attributable to the commencement of the Cases or the existence of prepetition claims and of defaults under claims to the extent stayed by virtue of the commencement of the Cases, (b) the business, property, operations or financial condition of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole, in each case, other than such effects attributable to the commencement of the Cases or the existence of prepetition claims and of defaults under claims to the extent stayed by virtue of the commencement of the Cases, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of the Administrative Agent and the Lenders hereunder or thereunder.

“Material Real Property” means, on any date, any real property owned (but excluding leases) by any Loan Party with a fair market value as of such date in excess of $2,500,000.

“Maturity Date” means the date that is three (3) years from the Closing Date.

“Maximum Rate” has the meaning specified in Section 11.10.

“Moelis” means Moelis & Company LLC, and any successor thereto.

“Mortgage” means, collectively, the deeds of trust, trust deeds, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Administrative Agent on behalf of the Lenders substantially in the form of Exhibit G (with such changes as may be customary to account for local Law matters or as otherwise may be reasonably satisfactory to the Administrative Agent), and any other mortgages executed and delivered pursuant to Section 6.11.

“Mortgaged Properties” has the meaning specified in paragraph (g) of the definition of Collateral and Guarantee Requirement.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Award” means any awards or proceeds in respect of any condemnation or other eminent domain proceeding relating to any Collateral deposited in the Collateral Account pursuant to the Collateral Documents.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Insurance Proceeds” means any awards or proceeds in respect of any casualty insurance or title insurance claim relating to any Collateral deposited in the Collateral Account pursuant to the Collateral Documents.

“Net Proceeds” from an Asset Sale means the aggregate cash proceeds received by the Borrower or any Restricted Subsidiary (including any cash received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale of other disposition of any Designated Noncash Consideration and securities or other assets received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Sale or received in any other non-cash form) therefrom, in each case net of:

(1) all brokerage, legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP or distributed or distributable to its members as a tax distribution (after taking into account any available tax credits or deductions and any tax sharing agreements), as a direct cost relating to such Asset Sale;

(2) all payments made on any Indebtedness that is secured with a higher priority than the Secured Obligations by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale;

(3) all distributions and other payments required to be made to minority interest holders (other than the Borrower or Restricted Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Sale;

(4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Sale and retained by the Borrower or any Restricted Subsidiary after such Asset Sale; and

(5) any portion of the purchase price from an Asset Sale placed in escrow in accordance with GAAP (whether as a reserve for adjustment of the purchase price, or for satisfaction of indemnities in respect of such Asset Sale);

provided, however, that, in the cases of clauses (4) and (5), upon reversal of any such reserve or the termination of any such escrow, Net Proceeds shall be increased by the amount of such reversal or any portion of funds released from escrow to the Borrower or any Restricted Subsidiary.

“Non-Consenting Lenders” has the meaning specified in Section 3.07(d).

“Nonrenewal Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means a promissory note of the Borrower payable to any Lender, in substantially the form of Exhibit B hereto, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Loans of such Lender.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all (a) monetary obligations of any Loan Party and its Subsidiaries arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) monetary obligations of any Loan Party arising under any Secured Hedge Agreement and (c) monetary Cash Management Obligations.  Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their Subsidiaries to the extent they have obligations under the Loan Documents) include (x) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit commissions, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities, and other amounts payable by any Loan Party or its Subsidiaries under any Loan Document and (y) the obligation of any Loan Party or any of its Subsidiaries to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary.

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Borrower. “Officer” of any Guarantor has a correlative meaning.

“Officers’ Certificate” means a certificate signed on behalf of the Borrower by two Officers of the Borrower, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Borrower that meets the requirements set forth in this Agreement.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means (a) with respect to the Revolving Credit Loans on any date, the amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Pari Passu Payment Lien Obligations” means any Additional Notes and any other Indebtedness that has a stated maturity date that is longer than the Senior Secured Notes and that is permitted to have Pari Passu Payment Lien Priority relative to the Senior Secured Notes with respect to the Collateral and is not secured by any other assets; provided that an authorized representative of the holders of such Indebtedness (other than any Additional Notes) shall have executed a joinder to the Collateral Documents in the form provided therein.

“Pari Passu Payment Lien Priority” means, relative to specified Indebtedness and other obligations, having equal Lien priority to the Senior Secured Notes and the Guarantees, as the case may be, on the Collateral.

“Participant” has the meaning specified in Section 11.07(e).

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Permitted Investments” means

(a) any Investment in the Borrower or any Domestic Subsidiary or any Investment by a Restricted Subsidiary that is not a Subsidiary Guarantor in a Restricted Subsidiary that is not a Subsidiary Guarantor;

(b) any Investment in cash and Cash Equivalents;

(c) any Investment by the Borrower or any Domestic Subsidiary in a Person that is engaged in a Similar Business if as a result of such Investment:

(1) such Person becomes a Domestic Subsidiary; or

(2) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Domestic Subsidiary,

(d) any Investment by a Restricted Subsidiary that is not a Subsidiary Guarantor in a Person that is engaged in a Similar Business if as a result of such Investment:

(1) such Person becomes a Restricted Subsidiary; or

(2) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary,

(e) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to Section 7.09 or any other disposition of assets not constituting an Asset Sale;

(f) any Investment existing or pursuant to agreements or arrangements in effect on the Closing Date and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may not be increased except (x) as required by the terms of such Investment as in existence on the Closing Date or (y) as otherwise permitted under this Agreement;

(g) any Investment acquired by the Borrower or any Restricted Subsidiary:

(1) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuers of such other Investment or accounts receivable; or

(2) as a result of a foreclosure by the Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(i) obligations under Swap Contracts permitted under Section 7.02(b)(i) and Section 7.02(b)(xii);

(j) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other expenses, in each case incurred in the ordinary course of business and in compliance with applicable law or to finance the purchase of Equity Interests of the Borrower or any of its direct or indirect parents and in an amount not to exceed $5.0 million at any one time outstanding;

(k) Investments the payment for which consists of Equity Interests of the Borrower or any of its direct or indirect parents (exclusive of Disqualified Stock of the Borrower); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under Section 7.01(a)(vii);

(l) guarantees of Indebtedness permitted under Section 7.02; provided that if such Indebtedness can only be incurred by the Borrower or Subsidiary Guarantors, then such guarantees are only permitted by this clause to the extent made by the Borrower or a Subsidiary Guarantor, and (ii) performance guarantees with respect to obligations incurred by the Borrower or any of its Restricted Subsidiaries that are permitted by this Agreement;

(m) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with Section 7.06(b) (except transactions described in clauses (ii), (iv), (v), (vi), (viii) and (ix) of such Section 7.06(b));

(n) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment in the ordinary course of business or the non-exclusive licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(o) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (o) that are at that time outstanding, not to exceed the greater of (x) $50.0 million and (y) 2.0% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus the amount of any distributions, dividends, payments or other returns in respect of such Investments (without duplication for purposes of Section 7.01(a)(vii)); provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (a) or (d) above and shall not be included as having been made pursuant to this clause (o);

(p) Investments of a Restricted Subsidiary acquired after the Closing Date or of an entity merged into the Borrower or merged into or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(q) the creation of Liens on the assets of the Borrower or any of its Restricted Subsidiaries in compliance with Section 7.03;

(r) Investments relating to any special-purpose wholly owned subsidiary of the Borrower organized in connection with a Receivables Facility that, in the good faith determination of the Board of Directors of the Borrower, are necessary or advisable to effect such Receivables Facility;

(s) Investments consisting of earnest money deposits required in connection with a purchase agreement or letter of intent permitted by this Agreement;

(t) Investments in Reader’s Digest Association Limited in an amount not to exceed £10.9 million to settle under-funded pension liabilities; and

(u) Investments in the form of contributions of the Capital Stock or intercompany notes of first-tier Foreign Subsidiaries to other first-tier Foreign Subsidiaries to effectuate a tax reorganization of the Borrower and its Foreign Subsidiaries.

“Permitted Liens” means, with respect to any Person:

(1) Liens, pledges, prepayments or deposits by such Person in connection with workmen’s compensation laws, unemployment insurance laws and other social security legislation or similar legislation, Liens, pledges, prepayments or deposits (including deposits made to satisfy statutory or other legal obligations in connection with sweepstakes or similar contests and Liens in favor of postal authorities) in connection with, or to secure the performance of, bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or Liens, pledges, prepayments or deposits to secure public or statutory obligations of such Person or Liens or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or Liens or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, workmen’s, suppliers’ or construction contractor’s Liens, in each case which secure amounts which are not overdue for a period of more than forty-five (45) days or if more than forty-five (45) days overdue, are unfiled and no other action has been taken to enforce such Lien or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet due or payable or which are being contested in good faith by appropriate proceedings;

(4) Liens (including rights of set-off), deposits, prepayments or cash pledges in connection with or to secure the performance of statutory bonds, stay, customs and appeal bonds, performance bonds and surety bonds or bid bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar minor encumbrances and minor title defects affecting real property and zoning or other restrictions as to the use of real properties or Liens incidental which are imposed by any governmental authority having jurisdiction over such real property which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred pursuant to Section 7.02(b)(iv); provided that Liens securing Indebtedness incurred pursuant to Section 7.02(b)(iv) are solely on acquired property or the assets of the acquired entity; provided, further, however, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(7) Liens existing on the Closing Date (other than Liens securing the Secured Obligations and Liens securing the Senior Secured Notes);

(8) Liens on property or shares of stock of or held by a Person at the time such Person becomes a Restricted Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary;

(9) Liens on property at the time the Borrower or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary that is not a Subsidiary Guarantor to another Restricted Subsidiary that is not a Subsidiary Guarantor, in each case permitted to be incurred in accordance with Section 7.02; provided that the Liens extend only to assets of Restricted Subsidiaries that are not Subsidiary Guarantors;

(11) Liens securing obligations under Swap Contracts so long as the related Indebtedness is, and is permitted to be under this Agreement, secured by a Lien on the same property securing such obligations under Swap Contracts;

(12) Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) Leases, licenses, sublicenses and subleases of real property granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Borrower or any of the Restricted Subsidiaries;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Borrower or any Domestic Subsidiary;

(16) Liens on equipment of the Borrower or any Restricted Subsidiary granted in the ordinary course of business to the Borrower’s or any Restricted Subsidiary’s clients at which such equipment is located;

(17) Liens to secure any refinancing, refunding, extension, renewal, modification or replacement (or successive refinancing, refunding, extensions, renewals, modifications or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6), (7), (8), (9), (10), (15), (19) and (22); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property and after acquired-property that is affixed or incorporated into the property covered by such Lien), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness secured by a Lien described under clauses (6), (7), (8), (9), (10), (15), (19) and (22) at the time the original Lien became a Permitted Lien under this Agreement, and (B) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such refinancing, refunding, extension, renewal or replacement and (z) the new Lien has no greater priority relative to the Liens securing the Secured Obligations and the holders of the Indebtedness secured by such Lien have no greater intercreditor rights relative to the Secured Parties than the original Liens and the related Indebtedness;

(18) Liens to secure Indebtedness of any Foreign Subsidiary permitted by Section 7.02(b)(xxi) covering only the assets of such Foreign Subsidiary;

(19) Liens securing the Senior Secured Notes outstanding on the Closing Date and the Exchange Notes in respect thereof, the guarantees relating to such Senior Secured Notes and Exchange

Notes and any obligations with respect to such Senior Secured Notes and Exchange Notes and guarantees relating thereto;

(20) Liens on the Collateral in favor of any collateral agent (including for the benefit of the Secured Parties) relating to such collateral agent’s administrative expenses with respect to the Collateral;

(21) Liens securing judgments, attachments or awards not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(22) Liens on Collateral securing Pari Passu Payment Lien Obligations or Junior Lien Indebtedness that has a stated maturity date that is longer than the Indebtedness permitted to be incurred pursuant to Section 7.01(a); provided that any such Indebtedness has Pari Passu Payment Lien Priority or junior Lien priority (pursuant to the Junior Lien Intercreditor Agreement) relative to the Secured Obligations and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 2.25 to 1.0;

(23) Any interest or title of a lessor, sublessor, licensor or sublicensor in the property subject to any lease, sublease, license or sublicense (other than any property that is the subject of a sale and leaseback transaction);

(24) Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by this Agreement;

(25) Liens on Capital Stock of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries (except to the extent such Capital Stock is pledged as Collateral);

(26) Liens on (x) Collateral securing Indebtedness incurred pursuant to, and obligations described in, Section 7.02(b)(i); provided that any such Indebtedness (other than Indebtedness that constitutes Secured Obligations) may be Bank Priority Obligations, Pari Passu Payment Lien Obligations or have junior Lien priority pursuant to the Junior Lien Intercreditor Agreement relative to the Secured Obligations and (y) Liens on property and assets of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries incurred pursuant to Section 7.01(a)(v).

(27) Liens on Collateral securing Junior Lien Indebtedness that has a stated maturity date that is longer than the Revolving Credit Loans and that is permitted to be incurred pursuant to Section 7.01(a); provided that any such Liens are subject to the Junior Lien Intercreditor Agreement;

(28) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods;

(29) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(30) Liens that are contractual rights of set-off or, in the case of clause (i) or (ii) below, other bankers’ Liens (i) relating to treasury, depository and cash management services or any automated clearing house transfers of funds in the ordinary course of business and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(31) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts and (iii) arising under customary general terms of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof;

(32) Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder, and Liens, pledges and deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers;

(33) Liens attaching solely to cash earnest money deposits in connection with fully collateralized repurchase agreements that are permitted by Section 7.02 that constitute temporary cash investments and that do not extend to any assets other than those that are the subject of such repurchase agreement;

(34) Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted hereunder;

(35) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(36) Liens on deposits in the ordinary course of business securing credit card programs maintained in the ordinary course of business in an amount not to exceed $15.0 million (plus the amount, up to an additional $20.0 million, of such deposits sought by JPMorgan Chase Bank, N.A. or its subsidiaries (including Paymentech)) in the aggregate at any one time outstanding;

(37) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located and other Liens affecting the interest of any landlord (and any underlying landlord) of any real property leased by the Borrower or any Subsidiary;

(38) Liens on equipment (including printing presses and data-processing equipment) owned by the Borrower or any Restricted Subsidiary and located on the premises of any supplier, in the ordinary course of business;

(39) Utility and other similar deposits made in the ordinary course of business;

(40) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, consistent with past practice and not for speculative purposes;

(41) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Permitted Investments to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell any property in an Asset Sale permitted under Section 7.09, in each case, solely to the extent such Investment or Asset Sale, as the case may be, would have been permitted on the date of the creation of such Lien;

(42) Liens on cash collateral securing letters of credit existing on the Emergence Date; and

(43) Liens securing Indebtedness and other obligations in an aggregate principal amount not to exceed $5.0 million at any one time outstanding.

For purposes of determining compliance with this definition, (A) Permitted Liens need not be incurred solely by reference to one category of Permitted Liens described above but are permitted to be incurred in part under any combination thereof and (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens described above, the Borrower shall, in its sole discretion, classify (or reclassify) such item of Permitted Liens (or any portion thereof) in any manner that complies with this definition and will only be required to include the amount and type of such item of Permitted Liens in one of the above clauses and such Lien will be treated as having been incurred pursuant to only one of such clauses.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) (other than a Multiemployer Plan, Foreign Plan or Foreign Benefit Arrangement) established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, any ERISA Affiliate.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Equity” has the meaning specified in the Security Agreement.

“preferred stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prepetition Credit Agreement” means the Credit Agreement, dated as of March 2, 2007, among Doctor Acquisition Co., RDA Holding Co., the Borrower, the overseas borrowers party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, supplemented, waived or otherwise modified from time to time prior to the effectiveness of the First Lien Credit Agreement.

“Prepetition Euro Term Loans” means the Euro Term Loans (as defined in the Prepetition Credit Agreement as in effect immediately prior to the effectiveness of the First Lien Credit Agreement).

“Priority Payment Lien Obligations” means the Indebtedness and other obligations incurred or described in Section 7.02(b)(i).

“Pro Forma Balance Sheets” has the meaning set forth in Section 5.05(a)(ii).

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender and the denominator of which is the amount of the Aggregate Commitments; provided that (if applicable) if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Stock.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors of the Borrower in good faith.

“Receivable” has the meaning set forth in the Security Agreement.

“Receivables Facility” means one or more receivables financing facilities, as amended from time to time, the Indebtedness and obligations of which are non-recourse (except for standard representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower and the Restricted Subsidiaries pursuant to which any Restricted Subsidiaries that are Foreign Subsidiaries sell their accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest in accounts receivables issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Recovery Event” means any event, occurrence, claim or proceeding that results in any Net Award or Net Insurance Proceeds being deposited into the Collateral Account pursuant to the Collateral Documents.

“Refinancing Indebtedness” has the meaning specified in Section 7.02(b)(xv).

“Refunding Loans” has the meaning set forth in Section 2.03(c).

“Register” has the meaning specified in Section 11.07(d).

“Registration Rights Agreement” means the Registration Rights Agreement with respect to the Senior Secured Notes dated as of the Issue Date, among the Borrower, the Guarantors and the Initial Purchasers and, with respect to any Additional Notes, one or more registration rights agreements among the Borrower, the Guarantors and the other parties thereto, relating to the rights given by the Borrower and the Guarantors to the purchasers of Additional Notes to register such Additional Notes under the Securities Act.

“Reorganization Plan” means the Third Amended Joint Chapter 11 Plan of Reorganization for The Reader’s Digest Association, Inc. and its Debtor Affiliates, dated as of November 30, 2009, Case No. 09-23529 (RDD) filed in the United States Bankruptcy Court for the Southern District of New York, as amended, supplemented or otherwise modified from time to time.

“Replacement Assets” means (1) non-current assets and property (including any such assets acquired by capital expenditures but excluding Indebtedness and Capital Stock) that shall be used or useful in a Similar Business by the Borrower or a Restricted Subsidiary or (2) substantially all the assets of a Similar Business or a majority of the Voting Stock of any Person engaged in a Similar Business that shall become on the date of acquisition thereof a Domestic Subsidiary (or a Restricted Subsidiary solely to the extent the assets being replaced were sold by a Foreign Subsidiary).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Revolving Credit Borrowing, conversion or continuation of Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the aggregate Outstanding Amount of all Loans.

“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or controller or other similar officer of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” has the meaning specified in Section 7.01(a).

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Borrower (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Refunding Capital Stock” has the meaning set forth in Section 7.01(b)(ii).

“Retired Capital Stock” has the meaning set forth in Section 7.01(b)(ii).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Revolving Credit Commitments” means, as to each Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations,in an aggregate principal amount at any one time outstanding not to exceed the amount set forth, opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The aggregate Revolving Credit Commitments of all Lenders shall be $50,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Exposure” means, as to each Lender, the sum of the outstanding principal amount of such Lender’s Revolving Credit Loans and its Pro Rata Share of the L/C Obligations at such time.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Loans” has the meaning specified in Section 2.01.

“Same Day Funds” means immediately available funds.

“SEC” means the United States Securities and Exchange Commission.

“Second Lien Credit Agreement” means the Second Lien Credit Agreement, dated as of February 19, 2010, among the Borrower, Holdings, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, supplemented, waived or otherwise modified prior to the effectiveness of this Agreement.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between any Loan Party and any Hedge Bank hereunder, in each case at the time such Secured Hedge Agreement is entered into.

“Secured Obligations” means (i) in the case of the Borrower, the Obligations, and (ii) in the case of each Guarantor, its Guarantor Obligations.

“Secured Parties” means, collectively, the Administrative Agent, the other Agents, the Lenders including the L/C Issuers, the Hedge Banks, each holder of Cash Management Obligations, any Affiliate of a Lender to which Obligations are owed, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(c).

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means, collectively, the Security Agreement executed by Holdings, the Borrower, each Guarantor, the Collateral Agent, the Administrative Agent and the Senior Secured Notes Trustee substantially in the form of Exhibit E, together with each other security agreement supplement executed and delivered pursuant to Section 6.11.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Senior Secured Indebtedness” means, as at any date, the aggregate principal amount of all Consolidated Total Indebtedness that is secured by a Lien on any assets of the Loan Parties.

“Senior Secured Leverage Ratio” means, as at any date, the ratio of (a) Senior Secured Indebtedness as at such date to (b) EBITDA for the Test Period most recently ended prior to such date.

“Senior Secured Note Indenture” means the Indenture entered into by the Borrower and certain of its Subsidiaries in connection with the issuance of the Senior Secured Notes, together with all instruments and other agreements entered into by the Borrower or such Subsidiaries in connection therewith.

“Senior Secured Note Trustee” means Wells Fargo Bank, N.A., in its capacity as indenture trustee under the Senior Secured Note Indenture, together with any of its successors.

“Senior Secured Notes” means the $525,000,000 aggregate principal amount of senior secured notes of the Borrower issued on the Closing Date pursuant to the Senior Secured Note Indenture.

“Similar Business” means any business conducted or proposed to be conducted by the Borrower and its Restricted Subsidiaries on the Closing Date or any business that is similar, reasonably related, incidental or ancillary thereto or any business that is a reasonable extension thereof.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they become absolute and matured and (d) such Person is not engaged in any business, as conducted on such date and as proposed to be conducted following such date, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Change of Control” means a “Change of Control” (or other defined term having a similar purpose) as defined in the Senior Secured Note Indenture or any document governing any refinancing of any of the Senior Secured Notes.

“Specified Notes” means, collectively, the Senior Secured Notes, the Additional Notes and the Exchange Notes.

“SPC” has the meaning specified in Section 11.07(h).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the relevant Lender is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Successor Borrower” has the meaning specified in Section 7.04(a)(i).

“Successor Person” has the meaning specified in Section 7.05(a)(i).

“Subsidiary” means, with respect to any Person,

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or managing member of such entity.

“Subsidiary Guarantor” means each wholly owned Domestic Subsidiary of the Borrower on the Closing Date (other than Direct Holdings IP L.L.C.) and any other Restricted Subsidiaries that become Guarantors under this Agreement in accordance with the terms hereof until such time as such Person’s Guarantee may be released in accordance with this Agreement.

“Supplemental Administrative Agent” has the meaning specified in Section 9.13 and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Suspension Period” means any day on which no Loans, L/C Borrowings, Unreimbursed Amounts or Letters of Credit are outstanding, other than Letters of Credit that have been Cash Collateralized in an amount equal to 105% of the Outstanding Amount thereof.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Taxes” has the meaning specified in Section 3.01(a).

“Test Period” means, for any determination under this Agreement, the period of four consecutive fiscal quarters of the Borrower then last ended.

“Threshold Amount” means $18,000,000.

“Total Assets” means, with respect to any Person, the total consolidated assets of such Person and its Restricted Subsidiaries as shown on the most recent balance sheet of such Person.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unaudited Financial Statements” means the unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries for each subsequent fiscal quarter ended after the fiscal year ended June 30, 2009, in each case for which and to the extent such financial statements are available prior to the Closing Date.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c).

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Borrower, which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Borrower, as provided below), and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Borrower may designate any Subsidiary of the Borrower (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Borrower or any Subsidiary of the Borrower (other than any Subsidiary of the Subsidiary to be so designated); provided that

(a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other Equity Interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or Equity Interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Borrower,

(b) such designation complies with Section 7.01, and

(c) each of:

(1) the Subsidiary to be so designated, and

(2) its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any Restricted Subsidiary.

The Board of Directors of the Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation no Default or Event of Default shall have occurred and be continuing and, on a pro forma basis taking into account such designation, the Borrower would be permitted to incur such Indebtedness pursuant to Section 7.02.

Any such designation by the Board of Directors of the Borrower shall be notified by the Borrower to the Administrative Agent by promptly filing with such Administrative Agent a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or preferred stock, as the case may be, at any date, the quotient obtained by dividing

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or preferred stock multiplied by the amount of such payment, by

(2) the sum of all such payments.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

Section 1.02           Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)   The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)   (i)  The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)           Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii)          The term “including” is by way of example and not limitation.

(iv)          The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)   In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d)   Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03           Accounting Terms.  (a)  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)   Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Holdings, the Borrower or any of their respective Subsidiaries at “fair value”, as defined therein.

Section 1.04           Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05           References to Agreements, Laws, Etc.  Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06           Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07           Timing of Payment of Performance.  When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.08           Currency Equivalents Generally.  Any amount specified in this Agreement (other than in Articles II, IX, and XI) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange quoted by the Reuters World Currency Page for the applicable currency at 11:00 a.m. (London time) on such day (or, in the event such rate does not appear on any Reuters World Currency Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two Business Days later).  Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.01, 7.02 or 7.03 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.08 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

Section 1.09           Change of Currency.  Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

ARTICLE II
THE LOANS

Section 2.01           The Revolving Credit Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans denominated in Dollars to the Borrower as elected by the Borrower pursuant to Section 2.02 (each such loan, a “Revolving Credit Loan”) from time to time, on any Business Day until the Maturity Date, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided that (i) after giving effect to any Revolving Credit Borrowing, the amount of the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Credit Commitment, and (ii) no Revolving Credit Loans shall be made on the Closing Date.  Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01.  Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

Section 2.02           Borrowings, Conversions and Continuations of Loans.  (a)  Each Revolving Credit Borrowing, each conversion of Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than (i) 12:30 p.m. (New York time) three (3) Business Days prior to the requested date of any Revolving Credit Borrowing or continuation of Eurodollar Rate Loans or any conversion of Base Rate Loans to Eurodollar Rate Loans, and (ii) 12:00 p.m. (New York time) on the proposed date of (x) any Revolving Credit Borrowing of Base Rate Loans or (y) any conversion of Eurodollar Rate Loans to Base Rate Loans.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Revolving Credit Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof.  Except as provided in Section 2.03(c), each conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Revolving Credit Borrowing, a conversion of Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Revolving Credit Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolving Credit Loans to be borrowed, converted or continued, (iv) the Type of Loans to which existing Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to give a timely notice requesting a conversion or continuation, then the Loans shall be continued as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Revolving Credit Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b)   Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of each Revolving Credit Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. (New York time) on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of JPMorgan Chase Bank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided that if, on the date the Committed Loan Notice with respect to such Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings and third, to the Borrower as provided above.

(c)   Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith.

(d)   The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in JPMorgan Chase Bank prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)   After giving effect to all Revolving Credit Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect.

(f)    The failure of any Lender to make the Loan to be made by it as part of any Revolving Credit Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Revolving Credit Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Revolving Credit Borrowing.

Section 2.03           Letters of Credit.  (a)  The Letter of Credit Commitment.  (i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars for the account of the Borrower (provided that any Letter of Credit may be for the benefit of Holdings or any Subsidiary of the Borrower) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drafts under the Letters of

Credit and (B) the Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit to the extent that, as of the date of such L/C Credit Extension, (x) the amount of the Revolving Credit Exposure of any Lender would exceed such Lender’s Revolving Credit Commitment or (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)           An L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A)  any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular; or

(B)  the issuance of such Letter of Credit would violate any Laws binding upon such L/C Issuer.

(iii)          Each Letter of Credit shall, unless otherwise agreed by the applicable L/C Issuer and subject to Section 2.03(b)(iii), expire no later than the earlier of (x) twelve months after the date of issuance or last renewal and (y) unless Cash Collateralized prior to the Letter of Credit Expiration Date, the Letter of Credit Expiration Date.  An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b)   Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.  (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 12:30 p.m. (New York time) at least three (3) Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer:  (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (g) such other matters as the relevant L/C Issuer may reasonably request.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.

(ii)           Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof.  Upon receipt by the relevant L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii)          If the Borrower so requests in any applicable Letter of Credit Application, the relevant L/C Issuer may in its sole discretion agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the relevant L/C Issuer to prevent any such renewal at least once in each twelve month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the relevant L/C Issuer, the Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such renewal.  Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that the relevant L/C Issuer shall not permit any such renewal if (A) the relevant L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or Section 2.03(a)(iii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Nonrenewal Notice Date from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv)          Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)   Drawings and Reimbursements; Funding of Participations.  (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the Borrower and the Administrative Agent thereof.  Not later than 1:00 p.m. (New York time) on (x) if notice that a payment is made on any date by an L/C Issuer under a Letter of Credit is received by the Borrower on or before 11:00 a.m. (New York time), the Business Day immediately following such date or (y) if notice that a payment is made on any date by an L/C Issuer under a Letter of Credit is received by the Borrower later than 11:00 a.m. (New York time), the second Business Day immediately following such date (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  In order to reimburse any such drawing, the Borrower shall have the option to request in accordance with Section 2.02 a Revolving Credit Borrowing of Base Rate Loans (“Refunding Loans”), without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans but subject to the amount of the unutilized portion of the Revolving Credit Commitments of the Lenders and the conditions set forth in Section 4.02.  If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof.  Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           Each Lender (including any Lender acting as an L/C Issuer) shall, upon any notice pursuant to Section 2.03(c) to make a Refunding Loan to the Borrower, make such funds available to the Administrative Agent for the account of the relevant L/C Issuer, in Dollars, at the Administrative Agent’s Office for payments not later than 1:00 p.m. (New York time) on the Business Day specified in such notice by the Borrower.  The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.

(iii)          With respect to any Unreimbursed Amount, the Borrower shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, upon demand by the relevant L/C Issuer (through the Administrative Agent), each Lender shall make funds available to the Administrative Agent for the account of the relevant L/C Issuer, in Dollars, at the Administrative Agent’s Office for payments in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. (New York time) on the Business Day following the date of such demand, and such payment to the Administrative Agent for the account of the relevant L/C Issuer shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)          Until each Lender funds its L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the relevant L/C Issuer.

(v)           Each Lender’s obligation to make Refunding Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Lender’s obligation to make Refunding Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02.  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)          If any Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(iii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect.  A certificate of the relevant L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)   Repayment of Participations.  (i) If at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)           If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c) is required to be returned under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e)   Obligations Absolute.  The obligation of the Borrower to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)           the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)           any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guarantee under this Agreement or any other guarantee, for all or any of the Obligations any Loan Party in respect of such Letter of Credit; or

(vi)          any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse any L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by such L/C Issuer’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(f)            Role of L/C Issuers.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (iv) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)         Cash Collateral.  (i)  If as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, (ii) if any Event of Default occurs and is continuing and the Administrative Agent or the Required Lenders, as applicable, require the Borrower to Cash Collateralize the L/C Obligations pursuant to Section 8.02(c), (iii) an Event of Default set forth under Section 8.01(f) occurs and is continuing or (iv) if the Borrower delivers written notice to the Administrative Agent that it desires to Cash Collateralize any Letter of Credit, then the Borrower shall Cash Collateralize the then Outstanding Amount of such Letter of Credit (in the case of clauses (i) and (iv) above) or of all L/C Obligations (in the case of clauses (ii) and (iii) above) (in each case, in an amount equal to 105% of such Outstanding Amount), and shall do so not later than 2:00 p.m., New York City time, on (x) in the case of the immediately preceding clauses (i) and (ii), (1) the Business Day that the Borrower receives notice thereof, if such notice is received on such day prior to 12:00 Noon, New York City time (which notice, in the case of clause (i) above, shall not be given prior to the Letter of Credit Expiration Date), or (2) if clause (1) above does not apply, the Business Day immediately following the day that the Borrower receives such notice, (y) in the case of the immediately preceding clause (iii), the Business Day on which an Event of Default set forth under Section 8.01(f) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day and (z) in the case of the immediately preceding clause (iv), the Business Day immediately following the day that the Administrative Agent receives the notice referenced in such clause (iv) .  For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Lenders).  Derivatives of such term have corresponding meanings.  The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked accounts at JPMorgan Chase Bank and may be invested in readily available Cash Equivalents.  If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than 105% of the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts at JPMorgan Chase Bank as aforesaid, an amount equal to the excess of (a) 105% of such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer.  To the extent the amount of any Cash Collateral exceeds 105% of the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower.  If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount plus any accrued interest or realized profits with respect to such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within two Business Days after all Events of Default have been cured or waived.  Notwithstanding the occurrence of the Letter of Credit Expiration Date, any full or partial failure by the Borrower to Cash Collateralize the Outstanding Amount of any Letter of Credit in the case of clause (i) above shall operate to continue the several obligations of the Lenders to participate in such Letter of Credit (x) to the extent so not Cash Collateralized and (y) to the extent any such Cash Collateral is required to be returned to the Borrower under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), and upon any drawing under such Letter of Credit, such participations by the Lenders in any Unreimbursed Amount shall be deemed to be L/C Borrowings and L/C Advances pursuant to this Section 2.03.

(h)         Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit issued pursuant to this Agreement equal to the Applicable Rate times the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit).  Such letter of credit fees shall be computed on a quarterly basis in arrears.  Such letter of credit fees shall be due and payable in Dollars on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(i)             Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers.  The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it equal to 0.25% per annum of the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit).  Such fronting fees shall be computed on a quarterly basis in arrears.  Such fronting fees shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  In addition, the Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(j)             Conflict with Letter of Credit Application.  Notwithstanding anything else to the contrary in this Agreement, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(k)          Addition of an L/C Issuer.  A Lender may become an additional L/C Issuer hereunder pursuant to a written agreement among the Borrower, the Administrative Agent and such Lender.  The Administrative Agent shall notify the Lenders of any such additional L/C Issuer.

Section 2.04                                Prepayments.  (a)  Optional.  (i)  The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Credit Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 2:30 p.m. (New York time) (A) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (2) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.  Each prepayment of the Loans pursuant to this Section 2.04(a) shall be paid to the Lenders in accordance with their respective Pro Rata Shares.

(b)         Mandatory. (i) If for any reason the aggregate Revolving Credit Exposures at any time exceeds the aggregate Revolving Credit Commitments then in effect, the Borrower shall promptly prepay or cause to be promptly prepaid Revolving Credit Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(b) unless after the prepayment in full of the Revolving Credit Loans such aggregate Outstanding Amount exceeds the aggregate Revolving Credit Commitments then in effect.  If the Borrower is required to provide an amount of Cash Collateral in respect of L/C Obligations pursuant to this clause (i), such amount plus any accrued interest or realized profits with respect to such amount shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with this clause (i) and no Event of Default shall have occurred and be continuing.

(ii)                                  The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Loans required to be made pursuant to this Section 2.04(b) at least three (3) Business Days prior to the date of such prepayment.  Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment.  The Administrative Agent will promptly notify each Lender of the contents of the Borrower’s prepayment notice and of such Lender’s Pro Rata Share of the prepayment.

(c)          Each prepayment of Loans pursuant to this Section 2.04 shall be paid to the Lenders in accordance with their respective Pro Rata Shares.

(d)         All prepayments under this Section 2.04 shall be made together with, in the case of any such prepayment of a Eurodollar Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan pursuant to Section 3.05.

Section 2.05                                Termination or Reduction of Commitments.  (a) The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments, or from time to time permanently reduce the unused Commitments; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof (or, if less, the remaining amount of such Commitments) and (iii) if, after giving effect to any reduction of the Commitments, the Letter of Credit Sublimit exceeds the amount of the Revolving Credit Facility, such sublimit shall be automatically reduced by the amount of such excess.  The amount of any such Commitment reduction shall not be applied to the Letter of Credit Sublimit unless otherwise specified by the Borrower.  Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination or reduction of the Commitments if such termination or reduction would have resulted from a refinancing of all or any portion of the Revolving Credit Facility, which refinancing shall not be consummated or otherwise shall be delayed.

(b)         Application of Commitment Reductions; Payment of Fees.  The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit or the unused Commitments under this Section 2.05.  Upon any reduction of unused Commitments, the Commitment of each Lender shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07).  All commitment fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

Section 2.06                                Repayment of Loans.  (a) Revolving Credit Loans.  The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all of its Revolving Credit Loans outstanding on such date.

Section 2.07                                Interest.  (a)  Subject to the provisions of Section 2.07(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)         If any Event of Default shall have occurred and be continuing, all outstanding Loans and other Obligations under the Loan Documents (whether or not overdue at such time) shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(c)          Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Notwithstanding the foregoing, interest accruing pursuant to Section 2.07(b) shall be payable from time to time on demand.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.08                                Fees.  In addition to certain fees described in Sections 2.03(h) and (i):

(a)          Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a commitment fee equal to the Applicable Rate with respect to commitment fees times the average daily amount by which the aggregate Revolving Credit Commitment exceeds the sum of (A) the Outstanding Amount of Revolving Credit Loans and (B) the Outstanding Amount of L/C Obligations; provided that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.  The commitment fee shall accrue at all times from the Closing Date until the Maturity Date for the Revolving Credit Facility or such earlier date as the Revolving Credit Commitments shall be terminated hereunder, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date for the Revolving Credit Facility.  The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the average daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)         Other Fees.  The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

Section 2.09                                Computation of Interest and Fees.  All computations of interest for Base Rate Loans when the Base Rate is determined by JPMorgan Chase Bank’s “prime rate” shall be made on the basis of a year of three hundred and sixty-five (365) or three hundred and sixty-six (366) days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one (1) day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.  The Administrative Agent shall, upon the reasonable request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.07(a).

Section 2.10                                Evidence of Indebtedness.  (a)  The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)         In addition to the accounts and records referred to in Section 2.10(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c)          Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.10(a), and by each Lender in its account or accounts pursuant to Section 2.10(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

Section 2.11                                Payments Generally.  (a)  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. (New York time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)         If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c)          Unless the Borrower or any Lender has notified the Administrative Agent, prior to the time any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto.  If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i)                                     if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the Federal Funds Rate from time to time in effect; and

(ii)                                  if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect.  When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Revolving Credit Borrowing.  If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Revolving Credit Borrowing.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.11(c) shall be conclusive, absent manifest error.

(d)         If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Revolving Credit Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)          The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit are several and not joint.  The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f)            Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)         Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03.  If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but at the direction of

Required Lenders shall, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.12                                Sharing of Payments.  If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon.  The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 11.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.12 and will in each case notify the Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section 2.12 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

ARTICLE III

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01                                Taxes.  (a)  Except as provided in this Section 3.01, any and all payments by the Borrower to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding in the case of each Agent and each Lender, taxes imposed on or measured by its net income or overall gross income (including branch profits), and franchise (and similar) taxes imposed on it in lieu of net income taxes, by the jurisdiction (or any political subdivision thereof) under the Laws of which such Agent or such Lender, as the case may be, is organized, managed or controlled or maintains a Lending Office or conducts business in (except to the extent the business is considered to be conducted in such jurisdiction solely as a result of such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document) and all liabilities (including additions to tax, penalties and interest) with respect thereto.  All non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities described in the immediately preceding sentence are hereinafter referred to as “Taxes”.  If the Borrower shall be required by any Laws to deduct any Taxes or

Other Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), the Borrower shall furnish to such Agent or Lender (as the case may be) the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor.  If the Borrower fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to any Agent or any Lender the required receipts or other required documentary evidence, the Borrower shall indemnify such Agent and such Lender for any incremental taxes, interest or penalties that may become payable by such Agent or such Lender arising out of such failure.  Notwithstanding anything to the contrary in this Section 3.01(a), the Borrower shall not be required to increase the sum payable under any Loan Document, or to indemnify any Lender or Agent, with respect to Taxes that (i) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower), are United States withholding taxes imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding taxes or (ii) are withholding taxes that are excluded pursuant to Section 11.15(c).

(b)         In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c)          The Borrower agrees to indemnify each Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01) paid by such Agent and such Lender and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided such Agent or Lender, as the case may be, provides the Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts, which statement shall be conclusive absent manifest error.  Payment under this Section 3.01(c) shall be made within thirty (30) days after the date such Lender or such Agent makes a demand therefor.

(d)         If any Lender or Agent determines, in its reasonable discretion, that it has received a refund in respect of any Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower pursuant to this Section 3.01, it shall promptly remit such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund plus any interest included in such refund by the relevant taxing authority attributable thereto) to the Borrower, net of all reasonable out-of-pocket expenses of the Lender or Agent, as the case may be and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that the Borrower, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such party in the event such party is required to repay such refund to the relevant taxing authority.  Such Lender or Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential).  Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit or to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(e)          Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the sole judgment exercised in good faith of such Lender, cause such Lender and its Lending Office(s) to suffer no economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.01(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.01(a) or (c).

(f)            Each Lender shall indemnify the Administrative Agent, within 10 days after demand therefor, for the full amount of any taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges with respect to which the Borrower is not required to pay additional amounts pursuant to Section 3.01(a) (“Excluded Taxes”) attributable to such Lender that are payable or paid by the Administrative Agent, and interest, penalties and reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

Section 3.02                                Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05.  Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03                                Inability to Determine Rates.  If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and the Interest Period of such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders, which instruction shall be given promptly upon such condition’s ceasing to exist) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Revolving Credit Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Revolving Credit Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04                                Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.  (a)  If any Lender determines (in good faith) that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the date hereof, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income (including branch profits), and franchise (and similar) taxes imposed in lieu of net income taxes, by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or maintains a Lending Office and (iii) reserve requirements contemplated by Section 3.04(c)), then from time to time within ten (10) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b)         If any Lender determines (in good faith) that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender or such Lender’s holding company therewith, has the effect of reducing the rate of return on the capital of such Lender or such Lender’s holding company (or its Lending Office) as a consequence of its obligations hereunder to a level below that which such Lender or such Lender’s holding company could have achieved but for such introduction, change or compliance (taking into consideration its policies with respect to capital adequacy, by an amount deemed by such Lender to be material, then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender or such Lender’s holding company for such reduction within ten (10) days after receipt of such demand.

(c)          The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurodollar Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent, and which notice shall specify the Statutory Reserve Rate, if any, applicable to such Lender) of such additional interest or cost from such

Lender.  If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable ten (10) days from receipt of such notice.

(d)         Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to Section 3.04(a), (b) or (c) for any such increased cost or reduction incurred more than 180 days prior to the date that such Lender demands, or notifies the Borrower of its intention to demand, compensation therefor, provided further that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)          If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a), (b), (c) or (d) or any rights of the Borrower pursuant to Section 3.07.

Section 3.05                                Funding LossesUpon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (excluding loss of profit) incurred by it as a result of:

(a)          any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Loan or (in each case, whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), or

(b)         any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by the Borrower;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

Section 3.06                                Matters Applicable to All Requests for Compensation.  (a)  Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error.

(b)         With respect to any Lender’s claim for compensation under Section 3.01, 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than 180 days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.  If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Eurodollar Rate Loans, or to convert Base Rate Loans into Eurodollar Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)          If the obligation of any Lender to make or continue from one Interest Period to another any Eurodollar Rate Loan, or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s Eurodollar Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i)                                     to the extent that such Lender’s Eurodollar Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurodollar Rate Loans shall be applied instead to its Base Rate Loans; and

(ii)                                  all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurodollar Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurodollar Rate Loans shall remain as Base Rate Loans.

(d)         If any Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurodollar Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

Section 3.07                                Replacement of Lenders under Certain Circumstances.  (a)  If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make Eurodollar Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Borrower may, upon prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 11.07(b) (with the assignment fee to be paid by the Borrower in such instance), at par, all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person.

(b)         Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent.  Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans,

Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c)          Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(d)         In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 11.01 and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

Section 3.08                                Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and the repayment of all Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01                                Conditions to Effectiveness.  The effectiveness of this Agreement is subject to the satisfaction or waiver of the following conditions precedent:

(a)          The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) or electronic copies (following promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, if any, each in form and substance reasonably satisfactory to the Administrative Agent:

(i)                                     counterparts of this Agreement, duly executed by Holdings, the Borrower, the Guarantors and the Administrative Agent;

(ii)                                  a Note executed by the Borrower in favor of each Lender that has requested a Note at least two Business Days in advance of the Closing Date;

(iii)                               each Collateral Document set forth on Schedule 1.01A, duly executed by each Loan Party party thereto;

(iv)                              such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date and with appropriate insertions and attachments, including the certificate of incorporation (or equivalent thereof) of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party and a long form good standing certificate (or equivalent thereof) for each Loan Party from its jurisdiction of organization;

(v)                                 opinion from (i) Kirkland & Ellis LLP, special New York counsel to Holdings substantially in the form of Exhibit F and (ii) except as set forth in Section 6.16, local counsel in Washington as may be reasonably requested by the Administrative Agent;

(vi)                              except as set forth in Section 6.16, evidence that all insurance (including title insurance) required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Administrative Agent has been named as loss payee or additional insured, as appropriate, under each insurance policy with respect to such liability and property insurance as to which the Administrative Agent shall have reasonably requested to be so named; and

(vii)                           a Committed Loan Notice or Letter of Credit Application, as applicable, relating to the initial Credit Extension, if any; and

(viii)                        a certificate signed by a Responsible Officer of the Borrower certifying compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(b)         [Reserved.]

(c)          The Lenders and the Administrative Agent shall have received payment in full in cash of all costs, fees and expenses due and payable (including those required to be paid to such Lenders hereunder) and invoiced before the Closing Date.

(d)         The Borrower (directly or indirectly from RD Escrow Corporation) shall have received at least $525,000,000 in gross cash proceeds from the issuance of the Senior Secured Notes.

(e)          The Administrative Agent shall have received evidence reasonably satisfactory to it that all loans outstanding under the First Lien Credit Agreement and Second Lien Credit Agreement and all accrued and unpaid interest, fees and other amounts owing thereunder shall have been paid in full, and all Liens securing obligations thereunder shall have been released.

(f)            The Lenders shall have received (i) the Audited Financial Statements and Unaudited Financial Statements (ii) the Pro Forma Balance Sheets and (iii) projections through June 30, 2014, in form reasonably satisfactory to the Administrative Agent, accompanied by a certificate of a Responsible Officer of the Borrower stating that such projections are based on estimates, information and assumptions believed by management of the Borrower to be reasonable on the Closing Date and that to his or her best knowledge, such Responsible Officer (not in his or her individual capacity, but solely as a Responsible Officer) has no reason to believe that such projections are incorrect or misleading in any material respect (it being understood and agreed that the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Responsible Officer and that no assurance can be given that any of the projections will be realized, and that such projections are not a guarantee of financial performance and actual results may differ from the projected results and such differences may be material).

(g)         The Collateral Agent, as bailee for the Secured Parties, shall have received certificates, if any, representing the Pledged Equity referred to therein, to the extent required therein, accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank; and

(h)         the Administrative Agent shall have received satisfactory evidence that all other actions, recordings and filings that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent.

(i)             The Administrative Agent shall have received at least three days prior to the Closing Date all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, requested by such Person.

Section 4.02                                Conditions to All Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion or a continuation of Loans) is subject to the following conditions precedent:

(a)          The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects as of the date of such Credit Extension; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates.

(b)         No Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such proposed Credit Extension.

(c)          The Borrower and its Subsidiaries shall be in compliance with the financial covenant set forth in Section 7.14 on a pro forma basis after giving effect to the extensions of credit requested to be made on such date and the application of the proceeds thereof (and the Borrower shall have delivered to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent demonstrating compliance with the foregoing).

(d)         All obligations described in clause (a) of the definition of “Obligations” shall constitute (i) “Priority Payment Lien Obligations” under and as defined in the Senior Secured Note Indenture and (ii) Bank Priority Obligations at the time of and immediately after giving effect to such proposed Credit Extension.

(e)          The Administrative Agent and, if applicable, the relevant L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion or a continuation of Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b), (c) and (d) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Loan Party hereby jointly and severally represents and warrants to the Agents and the Lenders that:

Section 5.01                                Existence, Qualification and Power; Compliance with Laws.  Each Loan Party and each of its Subsidiaries (a) is a Person duly organized or formed, validly existing and in good standing (to the extent such concept is applicable in the applicable jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) after giving effect to the Reorganization Plan, execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.02                                Authorization; No Contravention.  After giving effect to the Reorganization Plan, the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the transactions contemplated thereby, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) violate the terms of any of such Person’s Organization Documents, (b) violate or result in any breach of, or the creation of any Lien under (other than Liens created by the Loan Documents and other Liens permitted by Section 7.03), or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or which is binding upon such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law; except with respect to any violation or breach (but not creation of Liens or payments) referred to in each case of clauses (b) and (c) above, to the extent that such violation or breach could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.03                                Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with (a) the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents or (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof, other than filings referred to in Section 5.18) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, in each case of the foregoing, except for the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect.

Section 5.04                                Binding Effect.  This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto.  This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 5.05                                Financial Statements; No Material Adverse Effect.  (a)  (i)  The Audited Financial Statements and the Unaudited Financial Statements fairly present in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein and, in the case of the Unaudited Financial Statements, subject to normal year-end audit adjustments and the absence of footnotes.

(ii)                                  The unaudited pro forma consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of September 30, 2009 (including the notes thereto) and the unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of September 30, 2009 (including the notes thereto) (collectively, the “Pro Forma Balance Sheets”) have been prepared giving effect (as if such events had occurred on such date) to (i) the occurrence of the Effective Date, (ii) the Loans made on the Closing Date, (iii) the issuance of the Senior Secured Notes and all other transactions that would be required to be given pro forma effect by Regulation S-X promulgated under the Exchange Act and (iv) the payment of fees and expenses in connection with the foregoing.  The Pro Forma Balance Sheets have been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects in accordance with GAAP the pro forma consolidated financial position of the Borrower and its Restricted Subsidiaries as of September 30, 2009 and the pro forma consolidated financial position of the Borrower and its consolidated Subsidiaries as of September 30, 2009 and their pro forma consolidated results of operations for the periods covered thereby, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b)         Since June 30, 2009, after giving effect to the Reorganization Plan, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(c)          The forecasts of consolidated balance sheets, income statements and cash flow statements of the Borrower and its consolidated Subsidiaries which have been furnished to the Administrative Agent prior to the Closing Date have been prepared in good faith on the basis of assumptions believed by the Borrower to be reasonable at the time made, it being understood that forecasts are, by their nature, inherently uncertain and actual results may vary from such forecasts and that such variations may be material.

Section 5.06                                Litigation.  As of the Closing Date, there are no actions, suits, proceedings, claims, investigations or disputes pending or, to the knowledge of the Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07                                No Default.  Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

Section 5.08                                Ownership of Property; Liens.  Each Loan Party and each of its Subsidiaries has good title to, or valid leasehold interests in, or (in the case of Intellectual Property) a license or other right to use, or easements or other limited property interests in, all its properties and assets material to the ordinary conduct of its business (including all Material Real Property), free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.03.

Section 5.09                                Environmental Compliance.  (a)  There are no claims, actions, suits, or proceedings alleging potential liability or responsibility for violation of, or otherwise relating to, any

Environmental Law or to Hazardous Materials that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)         Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) none of the properties currently or, to the knowledge of the Borrower, formerly owned, leased or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or, to the knowledge of the Borrower, is adjacent to any such property; and (ii) Hazardous Materials have not been released, discharged or disposed of by any Person on any property currently or, to the knowledge of the Borrower, formerly owned, leased or operated by any Loan Party or any of its Subsidiaries and Hazardous Materials have not otherwise been released, discharged or disposed of by any of the Loan Parties and their Subsidiaries at any other location, in each case in a manner that could reasonably be expected to result in Environmental Liability.

(c)          The properties owned, leased or operated by the Borrower and the Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of, (ii) require remedial action under, or (iii) could give rise to liability under, Environmental Laws, which violations, remedial actions and liabilities, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(d)         Neither the Borrower nor any of its Subsidiaries is undertaking, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, except for such investigation or assessment or remedial or response action that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e)          All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, by any Loan Party or any of its Subsidiaries, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result, individually or in the aggregate, in a Material Adverse Effect.

(f)            Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, none of the Loan Parties and their Subsidiaries has contractually assumed any liability or obligation of any other Person under or relating to any Environmental Law.

Section 5.10                                Taxes.  The Borrower and its applicable Subsidiaries have filed all U.S. Federal income and material state and other material tax returns and reports required to be filed, and have paid all U.S. Federal income and material state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which reserves have been provided to the extent required by GAAP.

Section 5.11                                ERISA Compliance.  (a)  Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws.

(b)         (i)  Other than the commencement of the Cases, which is a Reportable Event, no ERISA Event has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Pension Plan; (ii) neither any Loan Party nor any ERISA

Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would reasonably be expected to result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (iv) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA; and (v) the present value of all benefit liabilities under each Pension Plan does not exceed the aggregate current value of the assets of such Pension Plan (based on those assumptions used to fund the Pension Plans); except, with respect to each of the foregoing clauses (i) through (v) of this Section 5.11(b), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c)          Except as specifically disclosed in Schedule 5.11(c), (i) all employer and employee contributions required by applicable law or by the terms of any Foreign Benefit Arrangement or Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) the accrued benefit obligations of each Foreign Plan (based on those assumptions used to fund such Foreign Plan) with respect to all current and former participants do not exceed the assets of such Foreign Plan; (iii) each Foreign Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iv) each such Foreign Benefit Arrangement and Foreign Plan is in compliance (A) with all material provisions of applicable law and all material applicable regulations and published interpretations thereunder with respect to such Foreign Benefit Arrangement or Foreign Plan and (B) with the terms of such plan or arrangement; except, with respect to each of the foregoing clauses (i) through (iv) of this Section 5.11(c), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.12                                Subsidiaries; Equity Interests.  As of the Closing Date, neither Holdings nor any other Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests owned by the Loan Parties in such Subsidiaries have been validly issued, are fully paid and nonassessable and all Equity Interests owned by Holdings or a Loan Party are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any Lien that is permitted under Section 7.03.  As of the Closing Date, Schedule 5.12 (a) sets forth the name and jurisdiction of each Subsidiary, (b) sets forth the ownership interest of Holdings, the Borrower and any other Subsidiary in each Subsidiary, including the percentage of such ownership and (c) identifies each Subsidiary that is a Subsidiary the Equity Interests of which are required to be pledged on the Closing Date pursuant to the Collateral and Guarantee Requirement.

Section 5.13                                Margin Regulations; Investment Company Act.  (a)  The Borrower is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Revolving Credit Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U.

(b)         None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.14                                Disclosure.  No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent or any Lender or the Bankruptcy Court in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and pro forma financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made; it being understood that projections are, by their nature, inherently uncertain and such projections may vary from actual results and that such variances may be material.

Section 5.15                                Intellectual Property; Licenses, Etc.  Each of the Loan Parties and their Subsidiaries owns, or licenses or possesses the valid right to use, all Intellectual Property that is material to the operation of the business of the Borrower and its Subsidiaries, taken as a whole, as currently conducted, and, without known conflict with the rights of any Person, except to the extent such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  To the best knowledge of the Borrower, the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, as currently conducted, does not infringe upon, misappropriate or otherwise violate any Intellectual Property of any Person and, to the knowledge of the Borrower, no Person infringes upon, misappropriates or otherwise violates any Intellectual Property owned or exclusively licensed by the Borrower and its Subsidiaries, except in each case of the foregoing as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  No written or, to the knowledge of the Borrower, oral claim or litigation regarding any Intellectual Property owned or exclusively licensed by any Loan Party or its Subsidiaries is pending or, to the knowledge of the Loan Parties, threatened against any Loan Party or Subsidiary, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.16                                Solvency.  On the Closing Date, after giving effect to the Effective Date and the incurrence of all Indebtedness and Obligations being incurred in connection herewith and therewith, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

Section 5.17                                Labor Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Loan Party pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with such matters; and (c) all payments due from any Loan Party on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.

Section 5.18                                Collateral.  (a)  The Security Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable (subject to the effect of Debtor Relief Laws and subject to general principles of equity) security interests in the Collateral described therein and proceeds thereof to the extent governed by the Uniform Commercial Code.  In the case of the Pledged Equity or Pledged Debt described in any of the Collateral Documents, when stock certificates representing such Pledged Equity or promissory notes representing such Pledged Debt are delivered to the Collateral Agent, as bailee, together with the necessary endorsements, and in the case of the other Collateral described in any of the Collateral Documents, when financing statements and other filings specified on Schedule 5.18 in appropriate form are filed in the offices specified on Schedule 5.18, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for their respective Obligations, in each case to the extent a Lien on such Collateral can be perfected by the filing of a financing statement, by filings to be made in respect of Intellectual Property in the United States Patent and Trademark Office and the United States Copyright Office or, in the case of the Pledged Equity and Pledged Debt, by possession or control, in each case prior and superior in right to any other Person (except (x) in the case of Collateral constituting Pledged Equity and Pledged Debt, nonconsensual Liens permitted by Section 7.03 and the Liens in favor of the Secured Parties (as such term is defined in the Security Agreement), subject to Section 5.5 of the Security Agreement, and (y) in the case of Collateral other than Pledged Equity and Pledged Debt, Liens permitted by Section 7.03 and the Liens in favor of the Secured Parties (as such term is defined in the Security Agreement), subject to Section 5.5 of the Security Agreement); provided, however, that additional filings may be required in the United States Patent and Trademark Office and the United States Copyright Office to perfect the security interest in Intellectual Property acquired after the date hereof.

(b)         Each of the Mortgages, when duly executed and delivered, is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable (subject to the effect of Debtor Relief Laws and subject to general principles of equity) Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the appropriate recording offices, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except that the security interest created in such real property and the Mortgaged Property may be subject to the Liens permitted by Section 7.03.

Section 5.19                                Regulation H.  No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, as amended.

Section 5.20                                Certain Documents.  The Borrower has delivered to the Administrative Agent a complete and correct copy of the Senior Secured Notes Indenture and any other documentation relating to the Senior Secured Notes reasonably requested by the Administrative Agent, including any amendments, supplements or modifications with respect to any of the foregoing.

Section 5.21                                Priority Indebtedness.  The obligations described in clause (a) of the definition of “Obligations” constitute (a) “Priority Payment Lien Obligations” under and as defined in the Senior Secured Note Indenture and (b) Bank Priority Obligations.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Revolving Credit Commitment hereunder, any Letter of Credit shall remain outstanding and not Cash Collateralized, or any other Secured Obligation shall remain outstanding (other than contingent indemnification and contingent expense reimbursement obligations and Secured Obligations in respect of Secured Hedge Agreements and Cash Management Obligations), each Loan Party shall, and shall cause each of its Subsidiaries to:

Section 6.01                                Financial Statements.  Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)          as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower (or by May 31, 2010 for the fiscal year ending on December 31, 2009) beginning with the fiscal year ending on December 31, 2009, a consolidated and consolidating (by region) balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and a consolidated and consolidating (by region) balance sheet of the Borrower and its Restricted Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating (by region) statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all prepared in accordance with GAAP (other than the consolidating financial statements, which shall be substantially in the form delivered to the Administrative Agent prior to the Closing Date), audited (in the case of the consolidated financial statements) and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification or exception arising out of the scope of the audit;

(b)         as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower (or by May 31, 2010 for the fiscal quarter ending on March 31, 2010) beginning with the fiscal quarter ending on March 31, 2010, an unaudited consolidated and consolidating (by region) balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal quarter and an unaudited consolidated and consolidating (by region) balance sheet of the Borrower and its Restricted Subsidiaries as at the end of such fiscal quarter, and the related unaudited (i) consolidated and consolidating (by region) statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated and consolidating (by region) statements of cash flows for such fiscal quarter and for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year for the applicable entities and the corresponding portion of the previous fiscal year for the applicable entities, all certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the consolidated financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries and its Restricted Subsidiaries in accordance with GAAP (other than the consolidating financial statements, which shall be substantially in the form delivered to the Administrative Agent prior to the Closing Date), subject only to normal year-end audit adjustments and the absence of footnotes;

(c)          [Reserved]

(d)         as soon as available, and in any event no later than ninety (90) days after the end of each fiscal year of the Borrower (or by May 31, 2010 for the fiscal year ending on December 31, 2009) beginning with the fiscal year ending on December 31, 2009, a reasonably detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the end of the following fiscal year and a projected consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall be certified by a Responsible Officer of the Borrower as being prepared based upon good faith estimates and assumptions that are believed by such Responsible Officer to be reasonable at the time made and that such Responsible Officer is not aware of (x) any information contained in such Projections which is false or misleading in any material respect or (y) any omission of information which causes such Projections to be false or misleading in any material respect (it being understood and agreed that the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Responsible Officer and that no assurance can be given that any of the Projections will be realized, and that the Projections are not a guarantee of financial performance and actual results may differ from the projected results and such differences may be material).

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Borrower and its consolidated Subsidiaries or of the Borrower and its Restricted Subsidiaries by furnishing (A) the applicable financial statements of Holdings (or any direct or indirect parent of Holdings) or (B) the Borrower’s or Holdings’ (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to Holdings (or a parent thereof), such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such parent), on the one hand, and the information relating to the Borrower and its consolidated Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification or exception arising out of the scope of the audit.

Section 6.02                                Certificates; Other Information.  Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)          simultaneously with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accounting firm certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default under Section 7.14 or, if any such Default or Event of Default shall exist, stating the nature and status of such event (which certificate may be limited to the extent required by such firm’s general accounting and auditing rules, policies or guidelines);

(b)         simultaneously with the delivery of the financial statements referred to in Section 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(c)          simultaneously with the delivery of the financial statements referred to in Section 6.01(a) and (b), a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries (including, without limitation, with respect to Dispositions, cost savings, facility closures, litigation, contingent liabilities and other matters as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request) for the applicable period, and for the period from the beginning of the then current fiscal year to the end of such period, in each case, as compared to the portion of the Projections covering such periods;

(d)         [Reserved]

(e)          promptly after the same are publicly available, copies of all annual, quarterly and current reports and registration statements which the Borrower or any Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(f)            promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party (other than in the ordinary course of business) or material statements or material reports furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries in a principal amount greater than the Threshold Amount or to any holder of public or preferred equity securities of any Loan Party and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(g)         no later than two (2) Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification, and any replacement, with respect to the Senior Secured Notes Indenture, documentation governing Pari Passu Payment Lien Obligations or any Junior Financing Documentation;

(h)         together with the delivery of each Compliance Certificate pursuant to Section 6.02(b), to the extent not previously disclosed to the Administrative Agent, (i) a description of any change in the name or the jurisdiction of organization of any Loan Party, (ii) a certificate of a Responsible Officer of the Borrower (A) setting forth any updates to Schedule 6 of the Security Agreement or confirming there has been no change in the information required to be reflected in such Schedule since the date of the Security Agreement or the date of the most recent certificate delivered pursuant to this clause (ii), (B) identifying, based on Collateral owned, and Laws in effect, as of the date of such certificate, all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral that will be required to be filed of record within the 18 months following the date of such certificate, to the extent necessary and required under the Collateral Documents to protect and perfect the security interests under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period); provided, that the delivery of such certificate is only required at the time of the delivery of each Compliance Certificate required to be delivered in connection with Section 6.01(a) or (b), (iii) a description of any Person that has become a Group Member, in each case, since the date of the most recent list delivered pursuant to this Section 6.02(h) (or, in the case of the first such list so delivered, since the Closing Date) and (iv) a reconciliation of operating income of the Borrower and its Restricted Subsidiaries to EBITDA (which reconciliation may be provided as part of the calculations included in the applicable Compliance Certificate);

(i)             promptly, subject to applicable confidentiality requirements of Group Members, such additional financial or other information as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request; and

(j)             simultaneously with the delivery of the financial statements referred to in Section 6.01(a) and (b), a calculation of (i) the outstanding aggregate amount of “Priority Payment Lien Obligations” under and as defined in the Senior Secured Note Indenture and (ii) the aggregate principal amount of Indebtedness outstanding under Section 7.02(b)(i), in each case, certified by a Responsible Officer of the Borrower.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) or (f) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 11.02; (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) such documents are publicly available on the SEC’s website pursuant to the SEC’s EDGAR system; provided that:  (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent.

Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Section 6.03                                Update Calls.  At least once per fiscal quarter, at such times as the Borrower and the Administrative Agent shall agree, the Borrower shall host a conference call (with a question and answer period) with the chief executive officer and chief financial officer of the Borrower and such other members of senior management of the Borrower as the Borrower deems appropriate and the Administrative Agent and the Lenders and their respective representatives and advisors to discuss the performance of the business, strategic alternatives and other issues as the Administrative Agent may reasonably request.

Section 6.04                                Notices.  Promptly after any Responsible Officer of a Loan Party obtains knowledge thereof, notify the Administrative Agent (for prompt notification to each Lender):

(a)          of the occurrence of any Default or Event of Default; and

(b)         of any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Section 6.04(a) or (b) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

Section 6.05                                Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature (including, but not limited to, all material taxes, fees, assessments, and other governmental charges), except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and any required reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

Section 6.06                                Preservation of Existence, Etc.  (a)  Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except (i) in the case of any Subsidiary of the Borrower, where the failure to perform such obligations, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, or (ii) in a transaction permitted by Section 7.04 or Section 7.08 and (b) take all reasonable action to maintain all privileges (including its good standing), material rights, material permits, material licenses and material franchises necessary or desirable in the normal conduct of its business, except (i) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 7.04 or Section 7.08.

Section 6.07                                Maintenance of Properties.  Except if the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its properties and equipment material to the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.

Section 6.08                                Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Subsidiaries) and with deductible levels as are customarily carried under similar circumstances by such other Persons and ensure that the Administrative Agent is an additional insured and/or loss payee under such liability and property insurance as reasonably requested by the Administrative Agent.

Section 6.09                                Compliance with Laws.  Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.10                                Inspection Rights; Books and Records; Discussions.  (a)  Keep proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities and (b) permit representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books of record at any reasonable time upon reasonable notice and to discuss the business, operations, properties and financial and other condition of the Loan Parties with officers and senior managerial employees of the Loan Parties and with their independent certified public accountants, in all cases subject to applicable Law and the terms of any applicable confidentiality agreements not entered into for purposes of obstructing the operation of this Section 6.10; provided, that an officer of the Borrower shall be provided reasonable opportunity to participate in any such discussion with the accountants; provided, further, that such inspections and discussions shall be coordinated through the Administrative Agent and that in the absence of a continuation of an Event of Default, the Administrative Agent and the Lenders shall not exercise such rights more often than once (1) during any calendar quarter.  The Administrative Agent and each Lender agrees to use reasonable efforts to coordinate and manage the exercise its rights under this Section 6.10 so as to minimize the disruption to the business of the Borrower and its Subsidiaries resulting therefrom.

Section 6.11                                Covenant to Guarantee Obligations and Give Security.  At the Borrower’s expense, take all action reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a)          upon the formation or acquisition of any new direct or indirect Subsidiary by any Loan Party:

(i)                                     within (x) thirty (30) days after the formation or acquisition of any such Domestic Subsidiary or such longer period as may be reasonably acceptable to the Administrative Agent if the Loan Parties are diligently pursuing compliance herewith, and (y) forty-five (45) days after the formation or acquisition of any such Foreign Subsidiary or, in the case of this clause (y), such longer period as may be reasonably acceptable to the Administrative Agent:

(A)                              cause each such Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement or becomes a Guarantor to furnish to the Administrative Agent a description of the Material Real Property owned by such Subsidiary, in detail reasonably satisfactory to the Administrative Agent;

(B)                                cause (x) each such Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement or becomes a

Guarantor to duly execute and deliver to the Collateral Agent Mortgages, Security Agreement Supplements and other security agreements and documents and to execute, deliver, file and record any such other documents, statements, assignments, instruments, agreements or other papers and take all other actions reasonably requested by the Administrative Agent in order to create a perfected security interest with the priority required by the Collateral Documents in all of its assets required to constitute Collateral under the Loan Documents (including, with respect to Mortgages, the documents listed in Section 6.11(b)), as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Mortgages, Security Agreement and other security agreements in effect on the Closing Date), and (y) each direct parent of each such Subsidiary (if such parent is the Borrower or is required to be a Guarantor pursuant to the Collateral and Guarantee Requirement or becomes a Guarantor) to duly execute and deliver to the Collateral Agent such Security Agreement Supplements and other security agreements and to execute, deliver, file and record any such other documents, statements, assignments, instruments, agreements or other papers and take all other actions reasonably requested by the Administrative Agent in order to create a perfected security interest with the priority required by the Collateral Documents in any uncertificated Equity Interests of such Subsidiary that are required to constitute Collateral under the Loan Documents, as reasonably requested by the Administrative Agent and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Security Agreement in effect on the Closing Date);

(C)                                (x) cause each such Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement or becomes a Guarantor to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and any instruments evidencing the Indebtedness held by such Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Collateral Agent, and (y) cause each direct parent of such Subsidiary (if such parent is the Borrower or is required to be a Guarantor pursuant to the Collateral and Guarantee Requirement or becomes a Guarantor) to deliver any and all certificates representing the outstanding Equity Interests (to the extent certificated) of such Subsidiary that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and any instruments evidencing the intercompany Indebtedness issued by such Subsidiary and required to be pledged in accordance with the Collateral Documents, indorsed in blank to the Collateral Agent;

(D)                               take and cause such Subsidiary and each direct or indirect parent of such Subsidiary to take whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements, delivery of stock and membership interest certificates, delivery of promissory notes duly endorsed in favor of the Collateral Agent, and the execution, delivery, filing and recording of any such other documents, statements, assignments, instruments, agreements or other papers) may be reasonably requested by the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity;

(E)                                 cause each such Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement to guarantee the Obligations; and

(F)                                 cause each such Subsidiary to deliver to the Administrative Agent copies of its Organization Documents,

(ii)                                  within thirty (30) days (with respect to any Domestic Subsidiary) or forty-five (45) days (with respect to any Foreign Subsidiary) after the request therefor by the Administrative Agent (or such longer period as may be reasonably acceptable to the Administrative Agent if the Loan Parties are diligently pursuing compliance herewith), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Collateral Agent, the Administrative Agent, the other Agents and the Lenders, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(a) as the Administrative Agent may reasonably request, and

(iii)                               as promptly as practicable after the request therefor by the Administrative Agent, deliver to the Administrative Agent, with respect to each parcel of Material Real Property that is owned by such Subsidiary, any existing title reports, existing surveys or existing environmental assessment reports; and

(b)         after the Closing Date, concurrently with the acquisition of any Material Real Property by any Loan Party and such Material Real Property shall not already be subject to a perfected Lien pursuant to the Collateral and Guarantee Requirement, the Borrower shall give notice thereof to the Administrative Agent and promptly thereafter shall cause such assets to be subjected to a Lien to the extent and at such times as shall be required by the Collateral and Guarantee Requirement and the Collateral Documents, as the case may be, and will take, or cause the relevant Loan Party to take, such actions and at such times as shall be reasonably requested by the Administrative Agent to grant and perfect or record such Lien, including, as applicable, the actions referred to in Section 6.13(b).

Section 6.12                                Compliance with Environmental Laws.  Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:  (a) comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; and (c) in each case to the extent required by Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws.

Section 6.13                                Further Assurances.  (a)  Promptly upon request by the Administrative Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the

Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents.

(b)         In the case of any Material Real Property referred to in Section 6.11(b), provide the Administrative Agent with Mortgages with respect to such Material Real Property within sixty (60) days of the acquisition of such real property (or such longer period as may be reasonably acceptable to the Administrative Agent if the Loan Parties are diligently pursuing compliance herewith) together with:

(i)                                     evidence that counterparts of any such Mortgage has been duly executed, acknowledged and delivered and is in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem reasonably necessary or desirable in order to create a valid and subsisting perfected Lien on the property and/or rights described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees that are due and payable have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(ii)                                  fully paid title insurance policies (or the equivalent or other forms available in each applicable jurisdiction) (the “Mortgage Policies”) in form and substance, with endorsements and in amount, reasonably acceptable to the Administrative Agent (not to exceed the value of the real properties covered thereby), issued, coinsured and reinsured by title insurers reasonably acceptable to the Administrative Agent, insuring the Mortgages to be valid subsisting Liens on the property described therein, free and clear of all defects and encumbrances except for minor defects in title that do not materially interfere with the Loan Party’s ability to conduct business and subject to Liens permitted by Section 7.03, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents) and such coinsurance and direct access reinsurance as the Administrative Agent may reasonably request;

(iii)                               if so requested by the Administrative Agent in its reasonable discretion, opinions of local counsel for the Loan Parties in states in which the real properties are located, with respect to the enforceability and perfection of any such Mortgage and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent; and

(iv)                              such other evidence that all other actions that the Administrative Agent may reasonably deem necessary or desirable in order to create valid and subsisting Liens on the property described in each such Mortgage has been taken.

Section 6.14                                Use of Proceeds.  Apply the proceeds of the Revolving Credit Loans and the Letters of Credit solely for working capital and other general corporate purposes of Holdings and its Subsidiaries.

Section 6.15                                Deposit Accounts.  Except as set forth on Schedule 6.16, maintain at all times all of the cash and Cash Equivalents of Holdings and its Domestic Subsidiaries (other than cash and Cash Equivalents not exceeding $5,000,000 in the aggregate) at an account or accounts (i) with any financial institution that has entered into a control agreement with respect to such acount(s) in form and substance reasonably satisfactory to the Administrative Agent or (ii) at an account the entire balance of which is swept at least once every three (3) Business Days to an account described in clause (i) above.

Section 6.16                                Post-Closing Covenants.  (a)  Cause each post-closing matter identified on Schedule 6.16 to be completed on or before the date set forth on Schedule 6.16 for such post-closing matter.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Revolving Credit Commitment hereunder, any Letter of Credit shall remain outstanding and not Cash Collateralized, or any other Secured Obligation shall remain outstanding (other than contingent indemnification and contingent expense reimbursement obligations and Secured Obligations in respect of Secured Hedge Agreements and Cash Management Obligations), each Loan Party covenants and agrees with the Lenders that:

Section 7.01                                Limitation on Restricted Payments.  (a)  The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(i)                                     declare or pay any dividend or make any distribution on account of the Borrower’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(A)      dividends or distributions by the Borrower payable in Equity Interests (other than Disqualified Stock) of the Borrower or in options, warrants or other rights to purchase such Equity Interests; or

(B)        dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(ii)                                  purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower or any direct or indirect parent of the Borrower, including in connection with any merger or consolidation, held by Persons other than the Borrower or any Subsidiary Guarantor;

(iii)                               make any principal payment on, or redeem, repurchase, defease, otherwise acquire or retire for value or give any irrevocable notice of redemption with respect thereto in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Indebtedness, other than:

(A)      Pari Passu Payment Lien Obligations;

(B)        Priority Payment Lien Obligations;

(C)        Indebtedness permitted under clauses (iv), (vii), (viii), (ix), and (x) of Section 7.02(b);

(D)       the purchase, repurchase or other acquisition of Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition;

(E)         Indebtedness incurred under revolving credit facilities (other than payments, redemptions, repurchases, defeasances or other acquisitions or retirements for value that are accompanied by termination or reduction of commitments under such revolving credit facilities); or

(F)         the giving of an irrevocable notice of redemption with respect to the transactions described in clauses (ii) and (iii) above; or

(iv)                              make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless at the time of such Restricted Payment:

(v)                                 no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(vi)                              immediately after giving effect to such transaction on a pro forma basis, the Borrower could incur $1.00 of additional Indebtedness under Section 7.02(a); and

(vii)                           such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and the Restricted Subsidiaries after the Closing Date (including Restricted Payments permitted by clauses (i), (viii), (xii), (xiv) and (xvi) of paragraph (c) below, but excluding all other Restricted Payments permitted by paragraph (c)), is less than the sum of:

(A)      the EBITDA of the Borrower for the period (taken as one accounting period) from April 1, 2010, to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, less the product of 1.4 times Consolidated Interest Expense of the Borrower for the same period; provided that if the amount under this clause (1) for any fiscal quarter is less than zero, then the amount “built” under this clause (1) for such fiscal quarter shall be deemed to be equal to zero, plus

(B)        100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors, of marketable securities or other property received by the Borrower since immediately after the Closing Date from the issue or sale of:

(1)          Equity Interests of the Borrower, including Retired Capital Stock (as defined below), but excluding cash proceeds and the fair market value, as determined in good faith by the Board of Directors, of marketable securities or other property received from the sale of:

I                                            Equity Interests to members of management, directors or consultants of the Borrower, any direct or indirect parent of the Borrower and the Borrower’s Subsidiaries after the Closing Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (iv) of paragraph (c) below; and

II                                        Designated Preferred Stock; or

(2)          debt securities of the Borrower that have been converted into such Equity Interests of the Borrower or its direct or indirect parents;

provided, however, that this clause (B) shall not include the proceeds from (w) Refunding Capital Stock (as defined below), (x) Equity Interests or converted debt securities of the Borrower sold to a Restricted Subsidiary, or to an employee stock ownership plan or other trust established by the Borrower or a

Restricted Subsidiary, (y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (z) Excluded Contributions or Designated Preferred Stock, plus

(C)        100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Board of Directors, of marketable securities or other property contributed to the capital of the Borrower following the Closing Date other than (i) net cash proceeds contributed to the Borrower from the sale of Disqualified Stock or Designated Preferred Stock, (ii) net cash proceeds received from Equity Offerings to the extent used to redeem Senior Secured Notes, (iii) by any Excluded Contributions and (iv) by contributions to the Borrower and the Restricted Subsidiaries in connection with the Reorganization Plan, plus

(D)       100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Board of Directors, of marketable securities or other property received by the Borrower or a Restricted Subsidiary by means of:

(1)          the sale or other disposition (other than to the Borrower or a Restricted Subsidiary or to an employee stock ownership plan or any trust established by the Borrower or any of its Subsidiaries) of Restricted Investments made after the Closing Date by the Borrower and its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Borrower and its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments made after the Closing Date by the Borrower and the Restricted Subsidiaries and (without duplication of amounts included in EBITDA) any dividends or distributions received by the Borrower or a Restricted Subsidiary on account of Restricted Investments made after the Closing Date (other than in each case to the extent the Investment in such Restricted Investment was made by the Borrower or a Restricted Subsidiary pursuant to clause (xiv) of paragraph (c) below); or

(2)          the sale (other than to the Borrower or a Restricted Subsidiary or to an employee stock ownership plan or any trust established by the Borrower or any of its Subsidiaries) of the stock of an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Borrower or a Restricted Subsidiary pursuant to clause (x) of paragraph (c) below or to the extent such Investment constituted a Permitted Investment) or a dividend or distribution from an Unrestricted Subsidiary in each case after the Closing Date; plus

(E)         in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Closing Date, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Board of Directors in good faith or if, in the case of an Unrestricted Subsidiary, such fair market value may exceed $25.0 million, in writing by an Independent Financial Advisor, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by the Borrower or a Restricted Subsidiary pursuant to clause (xiv) of paragraph (c) below or to the extent such Investment constituted a Permitted Investment.

(b)         The foregoing provisions of Section 7.01(a) will not prohibit:

(i)                                     the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement or the redemption, repurchase or retirement of Indebtedness if, at the date of any irrevocable redemption notice such payment would have complied with the provisions of this Agreement;

(ii)                                  the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Borrower (“Retired Capital Stock”) or Indebtedness of the Borrower or a Subsidiary Guarantor, or any Equity Interests of any direct or indirect parent of the Borrower, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Borrower or a Restricted Subsidiary or to an employee stock ownership plan or other trust established by the Borrower or a Restricted Subsidiary) of, Equity Interests of the Borrower or any direct or indirect parent of the Borrower to the extent contributed to the Borrower (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”);

(iii)                               the redemption, repurchase or other acquisition or retirement of Indebtedness of the Borrower or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Borrower or a Subsidiary Guarantor, as the case may be, which is incurred in compliance with Section 7.02 so long as:

(A)      such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Indebtedness being so redeemed, repurchased, acquired or retired;

(B)        such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Indebtedness being so redeemed, repurchased, acquired or retired;

(C)        in the case of unsecured Indebtedness, such new Indebtedness is unsecured, and in the case of secured Indebtedness, such new Indebtedness is either unsecured or is Junior Lien Indebtedness pursuant to the Junior Lien Intercreditor Agreement; and

(D)       the principal amount of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Indebtedness being so redeemed, repurchased, acquired or retired, plus the amount of any premium (including tender premiums) and any fees and expenses incurred in connection with such issuance of new Indebtedness;

(iv)                              a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of the Borrower or any of its direct or indirect parents held by any future, present or former employee, director or consultant of the Borrower, any of its Subsidiaries or any of its direct or indirect parents (or permitted transferees, assigns, estates, or heirs of such employee, director or consultant) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (iv) do not exceed $5.0 million in any calendar year (with unused amounts in any calendar year being carried over to the immediately succeeding calendar year; provided further that such amount in any calendar year may be increased by an amount not to exceed:

(A)      the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Borrower and, to the extent contributed to the Borrower, Equity Interests of any of the Borrower’s direct or indirect parents, in each case to members of management, directors or consultants of the Borrower, any of its Subsidiaries or any of its direct or indirect parents that occurred after the Closing Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of Section 7.01(a)(vii); plus

(B)        the cash proceeds of key man life insurance policies received by the Borrower and its Restricted Subsidiaries after the Closing Date; less

(C)        the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (iv);

(v)                                 the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Borrower or any Restricted Subsidiary issued in accordance with Section 7.02;

(vi)                              the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Borrower after the Closing Date;

(A)      provided that the aggregate amount of dividends paid pursuant to this clause (A) shall not exceed the aggregate amount of cash actually received by the Borrower from the sale of such Designated Preferred Stock;

(B)        the declaration and payment of dividends to a direct or indirect parent of the Borrower, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent issued after the Closing Date; provided, that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the Borrower from the sale of such Designated Preferred Stock;

(vii)                           repurchases of Equity Interests (i) constituting fractional shares or (ii) deemed to occur upon exercise of stock options or warrants or other securities convertible or exchangeable into Equity Interests if such Equity Interests represent all or a portion of the exercise price of such options or warrants;

(viii)                        the payment of dividends on the Borrower’s common equity or the dividend or distribution to any direct or indirect parent company to fund the payment by such parent company of dividends on its common stock, following the consummation of the first public offering of the Borrower’s common stock or the common stock of any of its direct or indirect parents after the Closing Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Borrower in any public offering, other than public offerings with respect to the Borrower’s or such direct or indirect parent company’s common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

(ix)                                Restricted Payments that are made with Excluded Contributions;

(x)                                   other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (x) not to exceed $20.0 million;

(xi)                                the declaration and payment of dividends by the Borrower to, or the making of loans to, any direct or indirect parent company of the Borrower in aggregate amounts not to exceed the aggregate amount required for any direct or indirect parent company to pay, in each case without duplication;

(A)      franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(B)        foreign, federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Borrower and the Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Borrower and its Restricted Subsidiaries would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Borrower, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;

(C)        customary salary, bonus, indemnification obligations and other benefits payable to officers, directors and employees or former officers, directors or employees of any direct or indirect parent of the Borrower to the extent such salaries, bonuses, indemnification obligations and other benefits are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries;

(D)       general corporate overhead expenses of any direct or indirect parent of the Borrower to the extent such expenses are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries;

(E)         fees and expenses incurred by any direct or indirect parent company of the Borrower in connection with any unsuccessful equity issuances or incurrence of Indebtedness to the extent the net proceeds thereof were intended to be contributed to the Borrower; and

(F)         taxes with respect to income of any direct or indirect parent company of the Borrower derived from funding made available to the Borrower and its Restricted Subsidiaries by such direct or indirect parent company;

(xii)                             the repurchase, redemption or other acquisition or retirement for value of any Indebtedness or the making of a dividend or distribution to any direct or indirect parent of the Borrower to fund a similar purchase, redemption or other acquisition or retirement for value required pursuant to provisions similar to those described in Section 3.10 of the Senior Secured Note Indenture (in which case a repurchase, redemption or other acquisition or retirement price of not greater than 101% of the principal amount of such Indebtedness) and under Section 3.5 of the Senior Secured Note Indenture;

(xiii)                          the distribution, as a dividend or otherwise, of (A) Equity Interests of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents) and (B) any proceeds received from an Unrestricted Subsidiary on account of such Equity Interests or Indebtedness, provided, that, in the case of clause (B), such proceeds will be excluded from EBITDA for purposes of Section 7.01(a)(vii)(A) and will be excluded from Section 7.01(a)(vii)(E);

(xiv)                         Investments in joint ventures and Unrestricted Subsidiaries; provided that the aggregate Restricted Payments made pursuant to this clause (xiv) do not exceed the greater of (x) $20.0 million and (y) 1.0% of Total Assets; provided that such amount shall be increased by an amount not to exceed (A) the cash proceeds received as a dividend, distribution or otherwise from such joint ventures and Unrestricted Subsidiaries (it being understood that the forgiveness of any debt by such joint venture and Unrestricted Subsidiary will not be a Restricted Payment hereunder) less (B) the amount of any Restricted Payments previously made pursuant to subclause (A) of this clause (xiv); provided, further, that such increased amount shall be excluded from EBITDA for purposes of Section 7.01(a)(vii)(A) and shall also be excluded from clauses Section 7.01(a)(vii)(D) and Section 7.01(a)(vii)(E);

(xv)                            distributions or payments of Receivables Fees;

(xvi)                         the repurchase, redemption, acquisition or retirement of Indebtedness with Unutilized Excess Collateral Proceeds or Unutilized Excess Proceeds; and

(xvii)                      Restricted Payments made in connection with the Emergence Transactions;

provided however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (v), (vi), (x) and (xiii), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(c)          Notwithstanding anything to the contrary in the foregoing, (i) Restricted Investments of assets and property constituting Collateral (other than cash and Cash Equivalents) made pursuant to Section 7.01(a) may only be made in Subsidiary Guarantors and (ii) the Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, declare or pay any dividend or make any distribution (whether cash or noncash) on account of the Borrower’s Equity Interests or purchase or redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower or any direct or indirect parent of the Borrower, in each case to or for the benefit of any holder of common Equity Interests of the Borrower or any direct or indirect parent of the Borrower, by means of (A) Section 7.01(a)(vii), (B) Section 7.01(b)(x), Section 7.01(b)(xiii) or Section 7.01(b)(xiv) or (C) clause (o) of the definition of “Permitted Investments,” unless in each case such Restricted Payment is otherwise in compliance with this Agreement and at the time of such Restricted Payment (x) the Consolidated Secured Debt Ratio (calculated without giving effect to clause (1)(e) of the definition of Consolidated Secured Debt Ratio) of the Borrower would have been no greater than 3.25 to 1.00 on a pro forma basis (it being understood that the amount calculated pursuant to clause (1) of the definition of Consolidated Secured Debt Ratio will be reduced by the Liquidity of the Borrower and its Restricted Subsidiaries in excess of $150.0 million for purposes of such calculation) and (y) the Borrower and its Restricted Subsidiaries would have Liquidity of no less than $100.0 million on a pro forma basis.

(d)         The amount of all Restricted Payments (other than cash) will be the fair market value (as determined in good faith by the Borrower) on the date of such Restricted Payment of the assets or securities proposed to be paid, transferred or issued by the Borrower or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment.

(e)          As of the Closing Date, all of the Borrower’s Subsidiaries will be Restricted Subsidiaries. The Borrower will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to Section 7.01(a), Section 7.01(b)(ix) or Section 7.01(b)(x), or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Section 7.02                                Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and preferred stock.

(a)  The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, (collectively, “incur” and collectively, an “incurrence”) with respect to any

Indebtedness (including Acquired Indebtedness) and the Borrower will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or preferred stock; provided, however, that the Borrower may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Subsidiary Guarantor may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of preferred stock, if the Consolidated Leverage Ratio of the Borrower and the Restricted Subsidiaries at the time such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been no greater than 5.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of the most recently ended four full fiscal quarters for which internal financial statements are available.

(b)         The foregoing limitations in paragraph (a) will not apply to:

(i)                                     the incurrence of (A) Indebtedness of any Loan Party pursuant to any Loan Document, (B) Indebtedness under Credit Facilities by the Borrower or any of the Subsidiary Guarantors and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), (C) Indebtedness under Credit Facilities of Foreign Subsidiaries, (D) obligations under Secured Hedge Agreements or (E) Cash Management Obligations; provided that the aggregate principal amount of Indebtedness incurred under clauses (B), (C), (D) and (E) outstanding at any one time shall not exceed $50.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by the Borrower or any Restricted Subsidiary since the Closing Date to permanently repay any Indebtedness under Credit Facilities (and, in the case of revolving credit Indebtedness, to effect a corresponding permanent reduction thereunder);

(ii)                                  the incurrence by the Borrower and any Subsidiary Guarantor of Indebtedness represented by (i) the Senior Secured Notes issued on the Issue Date (other than any Additional Notes), including any guarantee thereof, and (ii) any Exchange Notes (including any guarantee thereof);

(iii)                               Existing Indebtedness (other than Indebtedness described in clauses (i) and (ii));

(iv)                              Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and preferred stock incurred by the Borrower or any of the Subsidiary Guarantors to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (iv) and including all Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this clause (iv), does not exceed the greater of $20.0 million and 1.0% of Total Assets;

(v)                                 Indebtedness incurred by the Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, health, disability or other employee benefits, or property, casualty or liability insurance or self insurance obligations in the ordinary course of business; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(vi)                              Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for and to the extent of indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Borrower and the Restricted Subsidiaries in connection with such disposition;

(vii)                           Indebtedness of the Borrower to a Subsidiary Guarantor; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Subsidiary Guarantor ceasing to be a Subsidiary Guarantor or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Guarantor) shall be deemed, in each case to be an incurrence of such Indebtedness not permitted by this clause (vii);

(viii)                        Indebtedness of the Borrower or a Subsidiary Guarantor to a Restricted Subsidiary that is not a Subsidiary Guarantor; provided that any such Indebtedness is subordinated in right of payment to the Secured Obligations, as applicable, provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (viii);

(ix)                                Indebtedness of a Subsidiary Guarantor to the Borrower or another Subsidiary Guarantor;

(x)                                   Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor to the Borrower or a Restricted Subsidiary;

(xi)                                shares of preferred stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to the Borrower or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of preferred stock not permitted by this clause (xi);

(xii)                             obligations under Swap Contracts (excluding obligations under Swap Contracts entered into for speculative purposes) for the purpose of limiting:

(A)      interest rate risk with respect to any Indebtedness permitted to be incurred or outstanding under the Senior Secured Note Indenture; or

(B)        exchange rate risk with respect to any currency exchange; or

(C)        commodity risk;

(xiii)                          obligations in respect of performance, bid, appeal and surety bonds and other similar types of performance and completion guarantees provided by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xiv)                         (A)      any guarantee by the Borrower or a Subsidiary Guarantor of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Agreement; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with a Subsidiary Guarantee, then the guarantee shall be subordinated or pari passu to the Obligations or Guarantor Obligations, as applicable, to the same extent as the Indebtedness guaranteed; or

(B)        any guarantee by a Restricted Subsidiary of Indebtedness of the Borrower or a Subsidiary Guarantor; provided that such guarantee is incurred in accordance with Section 7.13; or

(C)        any guarantee by a Restricted Subsidiary that is not a Subsidiary Guarantor of Indebtedness of another Restricted Subsidiary that is not a Subsidiary Guarantor;

(xv)                            the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness, Disqualified Stock or preferred stock which serves to refund or refinance any Indebtedness, Disqualified Stock or preferred stock of the Borrower or any Restricted Subsidiary incurred as permitted under Section 7.02(a) and Section 7.02(b)(ii) and (b)(iii) above, this clause (xv) and clause (xvi) below, including additional Indebtedness, Disqualified Stock or preferred stock incurred to pay premiums (including tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(A)      (1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the lesser of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or preferred stock being refunded or refinanced and (y) the remaining Weighted Average Life to Maturity of the Revolving Credit Loans and (2) does not have a maturity date prior to the Maturity Date;

(B)        to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu in right of payment to the Secured Obligations, such Refinancing Indebtedness is subordinated or pari passu in right of payment to the Secured Obligations at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or preferred stock, such Refinancing Indebtedness must be Disqualified Stock or preferred stock, respectively;

(C)        shall not be in an amount in excess the principal amount (or accreted value, if applicable) or liquidation preference of, plus any accrued and unpaid interest on, the Indebtedness being so refunded or refinanced, plus the amount of any premium (including tender premiums), defeasance costs and any related fees and expenses;

(D)       shall not have a final maturity date prior to the final maturity date of the Indebtedness, Disqualified Stock or preferred stock being refunded or refinanced; and

(E)         shall not include:

(1)          Indebtedness, Disqualified Stock or preferred stock of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or preferred stock of the Borrower or a Subsidiary Guarantor; or

(2)          Indebtedness, Disqualified Stock or preferred stock of the Borrower or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or preferred stock of an Unrestricted Subsidiary;

(xvi)                         (A)      Indebtedness, Disqualified Stock or preferred stock of Persons incurred and outstanding on or prior to the date such Person was acquired by the Borrower or any Restricted Subsidiary or merged into the Borrower or a Restricted Subsidiary in accordance with the terms of this Agreement and (ii) Indebtedness of the Borrower or any Restricted Subsidiary incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the acquisition by the Borrower or such Restricted Subsidiary of property used or useful in a Similar Business (whether through the direct purchase of assets or the purchase of Capital Stock of, or merger or consolidation with, any Person owning such assets); provided that in the case of both (i) and (ii), the Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in paragraph (a) of this Section;

(xvii)                      Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five business days of its incurrence;

(xviii)                   Indebtedness consisting of promissory notes issued by the Borrower or any of its Restricted Subsidiaries to any current or former employee, director or officer of the Borrower, any of its Restricted Subsidiaries or any of its direct or indirect parents (or permitted transferees, assigns, estates, or heirs of such employee, director or officer), to finance the purchase or redemption of Equity Interests of the Borrower or any of its direct or indirect parent companies permitted by Section 7.01; provided further, that such indebtedness must be expressly subordinated in right of payment to the Secured Obligations;

(xix)                           Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xx)                              Indebtedness, Disqualified Stock and preferred stock of the Borrower and the Restricted Subsidiaries not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (xx), does not at any one time outstanding exceed $35.0 million; and

(xxi)                           Indebtedness of Foreign Subsidiaries in an aggregate amount not to exceed $5.0 million at any time outstanding.

(c)          For purposes of determining compliance with this Section 7.03 in the event that an item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or preferred stock described in clauses (b)(i) through (b)(xxi) above or is entitled to be incurred pursuant to paragraph (a) of this Section, the Borrower shall, in its sole discretion, classify or reclassify such item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) in any manner that complies with this Section and such item of Indebtedness, Disqualified Stock or preferred stock will be treated as having been incurred pursuant to only one of such clauses or pursuant to paragraph (a) of this Section. Additionally, all or any portion of any item of Indebtedness may later be reclassified as having been incurred pursuant to any category of permitted Indebtedness described in clauses (b)(i) through (b)(xxi) above or pursuant to paragraph (a) of this Section so long as such Indebtedness is permitted to be incurred pursuant to such provision at the time of reclassifications, provided that all Indebtedness outstanding on the Closing Date under this Agreement shall be deemed to have been incurred on such date in reliance on the exception provided by clause (a) above and may not later be reclassified. Accrual of interest, the accretion of accreted value, the amortization of original issue discount and the payment of interest in the form of additional Indebtedness, Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this Section.

(d)         For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

(e)          The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

(f)            The Borrower will not, and will not permit any Subsidiary Guarantor to directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Borrower or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Obligations or such Subsidiary Guarantor’s Guarantor Obligations to the extent and in the same manner in all material respects and taken as a whole as such Indebtedness is subordinated in right of payment to other Indebtedness of the Borrower or such Subsidiary Guarantor as the case may be.

(g)         This agreement will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral or is secured by different collateral.

Section 7.03                                Liens.  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, or upon any income or profits therefrom.

Section 7.04                                Merger, Consolidation or Sale of All or Substantially All Assets.

(a)          The Borrower may not consolidate or merge with or into or wind up into (whether or not the Borrower is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Borrower and the Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any Person unless:

(i)                                     the Borrower is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof; provided that if such Person is not a corporation, such Person shall be required to cause a subsidiary of such Person that is a corporation to be a co-obligor of the Obligations (such Person, as the case may be, being herein called the “Successor Borrower”);

(ii)           the Successor Borrower, if other than the Borrower, expressly assumes all the obligations of such Borrower under this Agreement and the Collateral Documents pursuant to a supplement to this Agreement or other documents, agreements or instruments in form reasonably satisfactory to the Administrative Agent and shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the Successor Borrower, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions;

(iii)          immediately after such transaction no Default or Event of Default exists;

(iv)          immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, the Successor Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in Section 7.02;

(v)           each Guarantor, unless it is a Subsidiary Guarantor that is the other party to the transactions described above, in which (a)(ii) above shall apply, shall have by supplement to this Agreement confirmed that its Guarantee shall apply to such Person’s obligations under this Agreement and its obligations under the Collateral Documents shall continue to be in effect and shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by such Guarantor, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions;

(vi)          the Borrower shall have delivered to the Administrative Agent an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplements, if any, comply with this Agreement and, if a supplement to this Agreement or any supplement to any Collateral Document is required in connection with such transaction, such supplement shall comply with the applicable provisions of this Agreement and the Collateral Documents;

(vii)         to the extent any assets of the Person which is merged or consolidated with or into the Successor Borrower are assets of the type which would constitute Collateral under the Collateral Documents, the Successor Borrower will take such other actions as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Collateral Documents in the manner and to the extent required in this Agreement or any of the Collateral Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Collateral Documents; and

(viii)        the Collateral owned by or transferred to the Successor Borrower shall:

(A)  continue to constitute Collateral under this Agreement and the Collateral Documents,

(B)   be subject to the Lien in favor of the Collateral Agent for the benefit of the Collateral Agent, the Administrative Agent and the other Secured Parties; and

(C)   not be subject to any Lien other than Permitted Liens.

(b)   The Successor Borrower will succeed to, and be substituted for such Borrower under this Agreement and the Obligations and the Borrower (if not the Successor Borrower) will be fully released from its obligations under this Agreement and the Collateral Documents but, in the case of a lease of all or substantially all its assets, the Borrower will not be released from the obligation to pay the principal of and interest on the Obligations.

(c)   In addition, the Borrower will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

(d)   Notwithstanding the foregoing clauses (a)(iii) and (a)(iv),

(i)            any Restricted Subsidiary that is not a Subsidiary Guarantor may consolidate with, merge into or transfer all or part of its properties and assets to the Borrower or any Restricted Subsidiary;

(ii)           any Subsidiary Guarantor may consolidate with, merge into or transfer all or part of its properties and assets to the Borrower or a Subsidiary Guarantor; and

(iii)          the Borrower may merge with an Affiliate incorporated solely for the purpose of reincorporating the Borrower in another State of the United States.

(e)   For purposes of this Section, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Borrower, which properties and assets, if held by the Borrower instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Borrower on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Borrower.

(f)    Notwithstanding anything to the contrary herein, any Subsidiary with a value of less than $250,000 may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and its Subsidiaries and is not materially disadvantageous to the interests of the Secured Parties.

Section 7.05           Limitations on Guarantors.  (a)  Subject to certain limitations described in this Agreement governing release of a Guarantee upon the sale, disposition or transfer of a Subsidiary Guarantor, each Guarantor will not, and the Borrower will not permit any Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(i)            (A)such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, trust or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(B)   the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under this Agreement, such Guarantor’s Guarantor Obligations and the Collateral Documents pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Administrative Agent and shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the Successor Person, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions;

(C)   immediately after such transaction (and treating any Indebtedness which becomes an obligation of the Successor Person or any Restricted Subsidiary as a result of such transaction as having been incurred by the Successor Person or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default exists;

(D)  the Borrower shall have delivered to the Administrative Agent an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, amendments, supplements or other instruments relating to the applicable Collateral Documents if any, comply with this Agreement and the Collateral Documents, if a supplemental indenture or any supplement to any Security Document is required in connection with such transaction, such supplement shall comply with the applicable provisions of this Agreement;

(E)   to the extent any assets of the Person which is merged and consolidated with or into the Successor Person are assets of the type which would constitute Collateral under the applicable Collateral Documents, the Successor Person will take such other actions as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Collateral Documents in the manner and to the extent required in this Agreement or any of the Collateral Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Collateral Documents; and

(F)   the Collateral owned by or transferred to the Successor Person shall:

(1)   continue to constitute Collateral under this Agreement and the Collateral Documents;

(2)   be subject to the Lien in favor of the Collateral Agent for the benefit of the Collateral Agent, the Administrative Agent and the Secured Parties;

(3)   not be subject to any Lien other than Permitted Liens; and

(ii)           the transaction is made in compliance with Section 7.08.

(b)   Subject to certain limitations described in this Agreement, the Successor Person will succeed to, and be substituted for, such Guarantor under this Agreement and such Guarantor’s Guarantor Obligations but, in the case of a lease of all or substantially all its assets, the Guarantor will not be released from its obligations under its Guarantee. Notwithstanding the foregoing any Subsidiary Guarantor may merge into or transfer all or part of its properties and assets to another Subsidiary Guarantor or the Borrower.

Section 7.06           Transactions with Affiliates.  (a)  The Borrower will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each of the foregoing, an “Affiliate Transaction”), unless:

(i)            such Affiliate Transaction is on terms that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(ii)           the Borrower delivers to the Administrative Agent (A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $15.0 million, a resolution adopted by the majority of the Board of Directors of the Borrower approving such Affiliate Transaction and set forth in an Officers’ Certificate that (x) such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors, if any, and (y) that such Affiliate Transaction complies with clause (A) above; and (B) with respect to any Affiliate Transactions or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $25.0 million, a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view.

(b)   The foregoing provisions will not apply to the following:

(i)            transactions between or among the Borrower and/or any of the Restricted Subsidiaries;

(ii)           Restricted Payments permitted by Section 7.01 and the definition of “Permitted Investments” (other than pursuant to clauses (c), (d) and (o) thereof);

(iii)          the payment of reasonable fees and compensation paid to, and indemnities provided on behalf of, (and entering into related agreements with) officers, directors, employees or consultants of the Borrower, any of its direct or indirect parents or any Restricted Subsidiary;

(iv)          transactions in which the Borrower or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view;

(v)           payments or loans (or cancellation of loans) to employees or consultants of the Borrower, any of its direct or indirect parents or any Restricted Subsidiary which are approved by a majority of the Board of Directors of the Borrower in good faith and in accordance with applicable law;

(vi)          any agreement as in effect as of the Closing Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Secured Parties in any material respect) or payments made thereunder or the performance thereof or any transaction contemplated thereby;

(vii)         the existence of, or the performance by the Borrower or any Restricted Subsidiaries of its obligations under the terms of, any equityholders agreement (including any registration right agreement or purchase agreements related thereto) to which it is party as of the Closing Date and any similar agreement that it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any Restricted Subsidiary of its obligations under any future amendment to the equityholders’ agreement or under any similar agreement entered into after the Closing Date will only be permitted under this clause (vii) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Secured Parties in any material respects;

(viii)        transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are fair to the Borrower and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Borrower or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time in arm’s length negotiations with an unaffiliated third party;

(ix)           transactions with a Person (other than an Unrestricted Subsidiary of the Borrower) that is an Affiliate of the Borrower solely because the Borrower or a Restricted Subsidiary of the Borrower owns an equity interest in or otherwise controls such Person;

(x)            any purchases by the Borrower’s Affiliates of Indebtedness of the Borrower or any of its Restricted Subsidiaries the majority of which Indebtedness is offered to Persons who are not Affiliates and the Affiliate of the Borrower purchases such Indebtedness on similar terms;

(xi)           any issuance or sale of Equity Interests (other than Disqualified Stock) to Affiliates of the Borrower and the granting of registration and other customary rights in connection therewith or any contribution to capital of direct or indirect parent companies, the Borrower or any Restricted Subsidiary;

(xii)          any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Borrower in good faith;

(xiii)         sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and

(xiv)        transactions contemplated by the Reorganization Plan and the related confirmation order.

Section 7.07           Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)   The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(i)            pay dividends or make any other distributions to the Borrower or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Borrower or any Restricted Subsidiary;

(ii)           make loans or advances to the Borrower or any Restricted Subsidiary; or

(iii)          sell, lease or transfer any of its properties or assets to the Borrower or any Restricted Subsidiary.

(b)   The foregoing limitations in paragraph (a) will not apply (in each case) to encumbrances or restrictions existing under or by reason of:

(i)            contractual encumbrances or restrictions in effect on the Closing Date, including pursuant to this Agreement and the related documentation as in effect on the Closing Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Closing Date;

(ii)           the Senior Secured Notes Indenture;

(iii)          purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(iv)          applicable law or any applicable rule, regulation or order;

(v)           any agreement or other instrument of a Person acquired by the Borrower or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred;

(vi)          contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary that impose restrictions on the assets to be sold;

(vii)         secured Indebtedness otherwise permitted to be incurred pursuant to Section 7.02 and Section 7.03 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(viii)        restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(ix)           other Indebtedness, Disqualified Stock or preferred stock of Foreign Subsidiaries permitted to be incurred subsequent to the Closing Date pursuant to Section 7.02 that impose restrictions solely on the Foreign Subsidiaries party thereto or their Subsidiaries;

(x)            customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture provided that with respect to any joint venture agreement relating to a Restricted Subsidiary, such provisions will not materially affect the Borrower’s ability to make anticipated payments on the Obligations (as determined in good faith by the Board of Directors of the Borrower);

(xi)           customary provisions contained in leases, licenses and other agreements entered into in the ordinary course of business;

(xii)          any agreement or instrument (A) relating to any Indebtedness or preferred stock of a Restricted Subsidiary permitted to be incurred subsequent to the Closing Date pursuant to Section 7.02 if the encumbrances and restrictions are not materially more disadvantageous to the Secured Parties than is customary in comparable financings (as determined in good faith by the Borrower) and (B) either (x) the Borrower determines that such encumbrance or restriction will not adversely affect the Borrower’s ability to make payments on the Obligations as and when they come due or (y) such encumbrances and restrictions apply only during the continuance of a default in respect of a payment or financial maintenance covenant relating to such Indebtedness;

(xiii)         restrictions created in connection with any Receivables Facility that, in the good faith determination of the Board of Directors of the Borrower, are necessary or advisable to effect such Receivables Facility; and

(xiv)        any encumbrances or restrictions of the type referred to in clauses (a)(i), a(ii) and (a)(iii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiii) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower’s Board of Directors, not materially more restrictive taken as a whole with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 7.08           Asset Sales.  (a)  (i)  The Borrower will not, and will not permit any Restricted Subsidiary to, cause or make an Asset Sale of Collateral, unless:

(A)  the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Borrower on the date of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of;

(B)   85% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash, Cash Equivalents or Replacement Assets of a type which would constitute Collateral (which are thereupon with their acquisition added to the Collateral securing the Secured Obligations in the manner and to the extent required in this Agreement or any of the Collateral Documents) or a combination of the foregoing;

(C)   to the extent that any consideration received by the Borrower or a Restricted Subsidiary in such Asset Sale constitutes securities or other assets that are of a type or class that constitutes Collateral, such securities or other assets, including the assets of any Person that becomes a Subsidiary Guarantor as a result of such transaction, are concurrently with their acquisition added to the Collateral securing the Secured Obligations in the manner and to the extent required in this Agreement or any of the Collateral Documents; and

(D)  the Net Proceeds from any such Asset Sale of Collateral is paid directly by the purchaser thereof to the Collateral Agent to be held in trust in a Collateral Account for application in accordance with this Section.

(ii)           Notwithstanding the foregoing provisions of the above clause (i), the Borrower and the Restricted Subsidiaries will not be required to cause any Net Proceeds to be held in an Collateral Account in accordance with clause (a)(i)(C) above except to the extent the aggregate Net Proceeds from all Asset Sales of Collateral which are not held in a Collateral Account, or have not been previously applied in accordance with the provisions of the following clauses relating to the application of Net Proceeds from Asset Sales of Collateral, exceed $5.0 million.

(iii)          Any Net Proceeds deposited into the Collateral Account from any Asset Sale of Collateral may be withdrawn to be invested by the Borrower or a Guarantor in Replacement Assets constituting Collateral within 365 days of the date of such Asset Sale, which Replacement Assets are thereupon with their acquisition added to the Collateral securing the Secured Obligations; provided that the Replacement Assets shall not include the Capital Stock of Foreign Subsidiaries for purposes of this requirement unless the relevant Asset Sale consisted of the sale of the Capital Stock of a Foreign Subsidiary.

(iv)          All of the Net Proceeds received from any Recovery Event in respect of Collateral shall be deposited directly into the Collateral Account and may be withdrawn to pay Priority Payment Lien Obligations in accordance with the proviso of clause (v) below or be invested by the Borrower or a Guarantor in Replacement Assets (which may include performance of a restoration of the affected Collateral) within 365 days of the date of such Recovery Event, which Replacement Assets are thereupon with their acquisition added to the Collateral securing the Secured Obligations; provided, that (x) the Borrower shall not be required to deposit in the Collateral Account the Net Proceeds in an aggregate amount of $5.0 million or less and (y) Replacement Assets shall not include the Capital Stock of Foreign Subsidiaries for purposes of this requirement.

(v)           Any Net Proceeds from Asset Sales of Collateral or Recovery Events that are not applied or invested as provided in this paragraph (a) or in accordance with the Collateral Documents will be deemed to constitute “Excess Collateral Proceeds.”  On or before the 366th day after an Asset Sale or Recovery Event pursuant to this paragraph (a), if the aggregate amount of Excess Collateral Proceeds exceeds $20.0 million, the Borrower may make an offer (“Collateral Disposition Offer”) to all holders of the Specified Notes and all holders of other Pari Passu Payment Lien Obligations containing provisions similar to those set forth in the Senior Secured Note Indenture with respect to offers to purchase or redeem with the proceeds of sales of Collateral to purchase the maximum principal amount of the Specified Notes and such Pari Passu Payment Lien Obligations (on a pro rata basis) to which the Collateral Disposition Offer applies that may be purchased out of the Excess Collateral Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Specified Notes, plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Senior Secured Note Indenture; provided, that the Borrower may, prior to making a Collateral Disposition Offer, repay, repurchase, redeem or acquire the maximum principal amount of Indebtedness that is Priority Payment Lien Obligations (and to correspondingly reduce the commitments with respect thereto) secured by such Collateral that may be repaid, repurchased, redeemed or acquired out of such Net Proceeds, plus accrued and unpaid interest, to the date of prepayment, with any Excess Collateral Proceeds not used to repay, repurchase, redeem or acquire such Indebtedness offered to holders of the Specified Notes in accordance with this clause (after giving effect to the repayment, repurchase, redemption or acquisition of Priority Payment Lien Obligations).  To the extent that the aggregate amount of Specified Notes and other Pari Passu Payment Lien Obligations so validly tendered and not properly withdrawn pursuant to a Collateral Disposition Offer is less than the Excess Collateral Proceeds, the Borrower may use any remaining Excess Collateral Proceeds (“Unutilized Excess Collateral Proceeds”) in any manner not prohibited by this Agreement.  Upon completion of such Collateral Disposition Offer, the amount of Excess Collateral Proceeds shall be reset at zero.

(b)   (i)  The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly consummate an Asset Sale (other than Asset Sales of Collateral which shall be treated in the manner set forth in paragraph (a) above), unless:

(A)  the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Borrower on the date of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of;

(B)   at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash, Cash Equivalents or Replacement Assets or a combination of the foregoing; and

(C)   to the extent that any consideration received by the Borrower or a Restricted Subsidiary in such Asset Sale constitutes securities or other assets that are of a type or class that constitutes Collateral, such securities or other assets, including the assets of any Person that becomes a Subsidiary Guarantor as a result of such transaction, are concurrently with their acquisition added to the Collateral securing the Secured Obligations in the manner and to the extent required in this Agreement or any of the Collateral Documents.

(ii)           Within 365 days after the Borrower’s or a Restricted Subsidiary’s receipt of Net Proceeds from an Asset Sale subject to this clause (b), the Borrower or such Restricted Subsidiary, at its option, may apply such Net Proceeds from such Asset Sale:

(A)  to repay Priority Payment Lien Obligations (and to correspondingly reduce commitments with respect thereto) and Indebtedness of the applicable Restricted Subsidiary (if such Restricted Subsidiary is not a Guarantor);

(B)   to make an investment in (1) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock of such business such that it constitutes a Restricted Subsidiary, (2) capital expenditures or (3) acquisitions of other assets (other than current assets), in each of (1), (2) and (3), used or useful in a Similar Business; provided, further, that, to the extent such investment is of the type which would constitute Collateral under the applicable Collateral Documents, such investment is concurrently added to the Collateral securing the Revolving Credit Loans in the manner and to the extent required in this Agreement or any of the Collateral Documents; and/or

(C)   to make an investment in (a) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) other assets that, in each of (a), (b) and (c), replace the businesses, properties and assets that are the subject of such Asset Sale; provided, further, that, to the extent such investment is of the type which would constitute Collateral under the applicable Collateral Documents, such investment is concurrently added to the Collateral securing the Secured Obligations in the manner and to the extent required in this Agreement or any of the Collateral Documents.

(iii)          Pending the final application of any Net Proceeds from Asset Sales in accordance with clauses (1) through (3) above, the Borrower and the Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise apply such Net Proceeds in any manner not prohibited by this Agreement. Any binding commitment to apply Net Proceeds to invest in accordance with clauses (ii)(B) or (ii)(C) above shall be treated as a permitted final application of Net Proceeds from the date of such commitment so long as the Borrower or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment; provided that if such commitment is later canceled, terminated or otherwise not consummated during such period for any reason, then such Net Proceeds shall constitute “Excess Proceeds” (as defined in clause (iv) below).

(iv)          Any Net Proceeds from Asset Sales covered by this clause (b) that are not invested or applied as provided and within the time period set forth above will be deemed to constitute “Excess Proceeds.”  When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Borrower may make an offer to all holders of the Specified Notes, and, at the Borrower’s option, to the holders of any Pari Passu Payment Lien Obligations (an “Asset Sale Offer”) containing provisions similar to those set forth in the Senior Secured Note Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of Specified Notes and Pari Passu Payment

Lien Obligations that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Senior Secured Note Indenture.  To the extent that the aggregate amount of Specified Notes and such Pari Passu Payment Lien Obligations tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Borrower may use any remaining Excess Proceeds (which shall also constitute “Unutilized Excess Proceeds”) for any purpose not prohibited by the terms of this Agreement.  Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.  After the Borrower or any Restricted Subsidiary has applied the Net Proceeds from any Asset Sale as provided in, and within the time periods required by, this paragraph (b), any Unutilized Excess Proceeds may be released by the Collateral Agent to the Borrower or such Restricted Subsidiary for use by the Borrower or such Restricted Subsidiary for any purpose not prohibited by this Agreement.

(c)   For purposes of clauses (a) and (b) of this Section, (i) any liabilities (other than Pari Passu Payment Lien Obligations, Disqualified Stock and Indebtedness the repayment of which would constitute a Restricted Payment) (as shown on the Borrower’s, or such Restricted Subsidiary’s, most recent balance sheet or in the notes thereto) of the Borrower or any Restricted Subsidiary that are assumed by the transferee of any such assets and for which the Borrower and all Restricted Subsidiaries have been validly released by all creditors in writing; and (ii) any securities or other obligations received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale shall be deemed to be cash or Cash Equivalents.

(d)   In addition for purposes of clause (b) of this Section only, any Designated Noncash Consideration received by the Borrower or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 1.0% of Total Assets with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash or Cash Equivalents.

Section 7.09           Prepayments, Etc. of Indebtedness.  The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(a) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled interest shall be permitted) any unsecured Indebtedness, any Junior Lien Indebtedness or any Indebtedness that is required to be subordinated to the Obligations pursuant to the terms of the Loan Documents (collectively, “Junior Financing”) or make any payment in violation of any subordination terms of any Junior Financing Documentation, except the refinancing thereof with Refinancing Indebtedness otherwise permitted under Section 7.02(b)(xv);

(b)   amend, modify or change in any manner materially adverse to the interests of the Lenders (i) any term or condition of the Senior Secured Notes, the Senior Secured Note Indenture, documentation governing Pari Passu Payment Lien Obligations or any Junior Financing Documentation or (ii) any Organization Document of any Group Member, in any case without the consent of the Administrative Agent; or

(c)   amend, modify or otherwise change Section 3.2(b)(1) of the Senior Secured Note Indenture or clause (26) of the definition of “Permitted Liens” in the Senior Secured Note Indenture.

Section 7.10           Holding Company.  Holdings shall not conduct, transact or otherwise engage in any business or operations other than (i) its ownership of all of the Equity Interests in, and its management of, the Borrower, (ii) action required by law to maintain its existence, (ii) performance of its obligations under this Agreement, the Senior Secured Note Indenture, the Collateral Documents and the other agreements contemplated thereby, (v) any public offering of its common stock, (vi) activities incidental to its maintenance and continuance and to any of the foregoing activities and (vii) other activities to the extent permitted by, and in compliance with, this Agreement.

Section 7.11           Payments for Consent.  The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Lender for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Agreement unless such consideration is offered to be paid and is paid to all Lenders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Section 7.12           Limitation on Lines of Business.  The Borrower will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Similar Business.

Section 7.13           Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.

(a)   The Borrower will not permit any Restricted Subsidiary that is not a Subsidiary Guarantor or a special-purpose Restricted Subsidiary formed in connection with Receivables Facilities, to guarantee the payment of any Indebtedness of the Borrower or any other Guarantor unless:

(i)            such Restricted Subsidiary executes and delivers within 10 Business Days joinders or supplements to this Agreement and the Collateral Documents providing for a first-priority secured guarantee of payment of the Obligations by such Restricted Subsidiary, except if such Indebtedness is by its express terms subordinated in right of payment to the Obligations or such Subsidiary Guarantor’s Guarantor Obligations, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary’s Guarantor Obligations substantially to the same extent as such Indebtedness is subordinated in right of payment to the Obligations or such Subsidiary Guarantor’s Guarantor Obligations;

(ii)           such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of subrogation in relation to the Secured Parties in respect of any payment by such Restricted Subsidiary under its guarantee until payment in full of the Secured Obligations (other than contingent indemnification and contingent expense reimbursement obligations and Secured Obligations in respect of Secured Hedge Agreements and Cash Management Obligations that are not due and payable);

(iii)          such Restricted Subsidiary shall take such action as may be reasonably necessary to cause its property and assets that are of the type which would constitute Collateral under the Collateral Documents to be made subject to the Lien of the Collateral Documents in the manner and to the extent required in this Agreement or any of the Collateral Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by this Agreement and the Collateral Documents; and

(iv)          such Restricted Subsidiary shall deliver to the Administrative Agent an Opinion of Counsel to the effect that:

(A)  such Guarantee of the Obligations has been duly executed and authorized; and

(B)   such Guarantee of the Obligations constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

provided that this paragraph (a) shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary to the extent it is not incurred pursuant to a syndicated loan, registered offering of securities under the Securities Act or a private placement of securities (including under Rule 144A) pursuant to an exemption from the registration requirements of the Securities Act.

(b)   Notwithstanding the foregoing and the other provisions of this Agreement, any Guarantee by a Restricted Subsidiary of the Obligations shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(i)            any sale, exchange or transfer (by merger or otherwise) of Capital Stock of such Subsidiary Guarantor following which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary or all or substantially all the assets of such Subsidiary Guarantor (other than by lease), which sale, exchange or transfer is made in compliance with the applicable provisions of this Agreement and all the obligations of such Subsidiary Guarantor in respect of all Indebtedness of the Borrower or the Subsidiary Guarantors terminate upon consummation of such transaction;

(ii)           the release or discharge of the guarantee by such Restricted Subsidiary which resulted in the creation of such Guarantee if such Subsidiary Guarantor would not then otherwise be required to guarantee the Obligations pursuant to this Agreement provided, that if such Restricted Subsidiary has incurred any Indebtedness or issued any preferred stock or Disqualified Stock in reliance on its status as a Guarantor under Section 7.02, such Restricted Subsidiary’s obligations under such Indebtedness, Disqualified Stock or preferred stock, as the case may be, so incurred are satisfied in full and discharged or are otherwise permitted to be incurred by a Restricted Subsidiary (other than a Subsidiary Guarantor) under Section 7.02; except a discharge or release by or as a result of payment under such guarantee;

(iii)          if such Subsidiary Guarantor is designated as an Unrestricted Subsidiary or otherwise ceases to be a Restricted Subsidiary, in each case in accordance with the provisions of this Agreement, upon effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, respectively; or

(iv)          if the Secured Obligations under this Agreement are discharged in accordance with the terms of this Agreement (other than contingent indemnification and contingent expense reimbursement obligations and Secured Obligations in respect of Secured Hedge Agreements and Cash Management Obligations).

Section 7.14   Financial Condition Covenant. Other than during a Suspension Period, the Borrower will not permit the Senior Secured Leverage Ratio as of any day to be greater than the ratio set forth below opposite the last day of the fiscal quarter in which such day falls:

Date	Senior Secured Leverage Ratio

March 31, 2010	4.50 : 1.00
June 30, 2010	4.50 : 1.00
September 30, 2010	4.50 : 1.00
December 31, 2010	4.50 : 1.00
March 31, 2011	4.25 : 1.00
June 30, 2011	4.25 : 1.00
September 30, 2011	4.00 : 1.00
December 31, 2011	4.00 : 1.00
March 31, 2012	3.75 : 1.00
June 30, 2012	3.75 : 1.00
September 30, 2012	3.75 : 1.00
December 31, 2012	3.75 : 1.00

Section 7.15           Receivables.  The Borrower will not, and will not permit any Restricted Subsidiary that is a Domestic Subsidiary, to sell its accounts receivable to a Person that is not a Restricted Subsidiary in connection with any receivables financing facility.

Section 7.16           Accounting Changes.  The Borrower will not make any change in its fiscal year, (i) except as required by GAAP and (ii) except the change to December 31 and any related changes.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.01           Events of Default.  Any of the following shall constitute an Event of Default:

(a)   Non-Payment.  The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three (3) Business Days after the same becomes due, any interest or any other amount payable hereunder or with respect to any other Loan Document; or

(b)   Specific Covenants.  Any Group Member fails to perform or observe (or to cause the performance or observance of) any term, covenant or agreement contained in any of Sections 6.04(a), 6.06 (solely with respect to Holdings and the Borrower) or Section 6.16 or Article VII or Section 4.5 or 4.7(b) of the Security Agreement; or

(c)   Other Defaults.  Any Group Member fails to perform or observe (or to cause the performance or observance of) any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after written notice thereof by the Administrative Agent or the Required Lenders to the Borrower; or

(d)   Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)   Cross-Default.  Any Group Member (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition contained in any instrument or agreement evidencing, governing, securing or otherwise relating to any such Indebtedness, or any other “default” (or like term) occurs, the effect of which failure or other “default” is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due (automatically or otherwise) prior to its stated maturity (or, in the case of any such Indebtedness constituting a guarantee, to become payable); provided, that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further, that this clause (e) shall not apply in respect of (x) any Indebtedness of any Designated Non-Debtor that becomes due or payable, or is capable of becoming due or payable, prior to its stated maturity, or (y) any non-payment in respect of any Indebtedness by any Designated Non-Debtor, in each case to the extent caused by or directly resulting from the institution of any proceeding under any Debtor Relief Law in respect of such Designated Non-Debtor; or

(f)    Insolvency Proceedings, Etc.  Any Group Member other than a Designated Non-Debtor institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief approving or ordering any of the foregoing is entered in any such proceeding (to avoid any doubt, it being understood and agreed that none of the foregoing shall be applicable to commencement of a process relating to Mandataire ad Hoc or an appointment of a Mandataire pursuant to French laws); or

(g)   Inability to Pay Debts; Attachment.  (i)  Any Group Member other than a Designated Non-Debtor becomes generally unable or admits in writing its inability generally or fails generally to pay its debts in excess of the Threshold Amount as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Group Member, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h)   Judgments.  (i) One or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has not disputed coverage) of an amount exceeding the Threshold Amount, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof; or (ii) there shall be rendered against any Group Member a nonmonetary judgment with respect to any event which causes or could reasonably be expected to have a Material Adverse Effect; or

(i)    ERISA.  (i)  An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, (iii) any Loan Party or any ERISA Affiliate engages in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Pension Plan which could reasonably be expected to result in a Material Adverse Effect, or (iv) other than the matters disclosed in Schedule 5.11(c), any other event or condition shall occur or exist with respect to a Pension Plan, a Foreign Benefit Arrangement or Foreign Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect; or

(j)    Change of Control.  There occurs any Change of Control; or

(k)   Invalidity of Liens.  Any of the Collateral Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Liens created by any Collateral Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby other than by reason of the release thereof in accordance with the terms thereof; or

(l)    Invalidity of Guarantees.  The Guarantees contained in this Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or Affiliate of any Loan Party shall so assert in writing (it being understood and agreed that the discharge of a Guarantor from this Agreement in accordance with the terms hereof shall not be construed as the Guarantee(s) in this Agreement ceasing to be in full force and effect); or

(m)  Junior Financing Documentation.  Any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be “Senior Indebtedness” (or any comparable term) or “Senior Secured Financing” (or any comparable term) under, and as defined in any Junior Financing Documentation.

Section 8.02           Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(a)   declare the Revolving Credit Commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)   declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c)   require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)   exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an Event of Default specified in Section 8.01(f) with respect to the Borrower, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, the Revolving Credit Commitments shall automatically terminate, any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective without further act of the Administrative Agent or any Lender.

Section 8.03           Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 11.04 and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 11.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the holders of such Obligations in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, the termination value under Secured Hedge Obligations (including any interest with respect thereto) and Cash Management Obligations and to Cash Collateralize the portion of the L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the holders of such Obligations in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrower.

Notwithstanding anything to the contrary in this Agreement, amounts received from any Foreign Subsidiary on account of the Obligations of any Foreign Subsidiary shall be applied solely to the payment of Obligations of Foreign Subsidiaries.

ARTICLE IX

ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 9.01           Appointment and Authorization of Agents.  (a)  Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)   Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article IX and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c)   The Collateral Agent shall act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, L/C Issuer (if applicable) and a potential Hedge Bank) hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Collateral Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including, Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.02           Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact and such sub-agents as shall be deemed necessary by the Administrative Agent and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).

Section 9.03           Liability of Agents.  No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

Section 9.04           Reliance by Agents.  (a)  Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent.  Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b)   For purposes of determining compliance with the conditions specified in Article IV, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 9.05           Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.”  The Administrative Agent will notify the Lenders of its receipt of any such notice.  The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06           Credit Decision; Disclosure of Information by Agents.  Each Lender expressly acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession.  Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07           Indemnification of Agents.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower.  The undertaking in this Section 9.07 shall survive the termination of the Aggregate Commitments, the payment of all Obligations and the resignation of the Administrative Agent.

Section 9.08           Agents in their Individual Capacities.  JPMorgan Chase Bank and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though JPMorgan Chase Bank were not the Administrative Agent or an L/C Issuer hereunder and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, JPMorgan Chase Bank or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.  With respect to its Loans, JPMorgan Chase Bank shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or an L/C Issuer, and the terms “Lender” and “Lenders” include JPMorgan Chase Bank in its individual capacity.

Section 9.09           Successor Agents.  The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders and the Borrower.  If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders.  If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders, a successor agent, which shall be a Lender or a bank with an office in New York, New York or an Affiliate of such Lender or bank.  Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent,” shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated.  After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX and Sections 11.04 and 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.  If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.  After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

Section 9.10                                Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.08 and 11.04) allowed in such judicial proceeding; and

(b)         to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11                                Collateral and Guarantee Matters.  The Lenders irrevocably agree:

(a)          that any Lien on any property granted to or held by the Administrative Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements, (y) Cash Management Obligations and (z) contingent reimbursement and indemnification obligations, in each case, not yet accrued and payable) and the expiration or termination of all Letters of Credit, (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than a Loan Party, (iii) subject to Section 11.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such greater number of Lenders as may be required pursuant to Section 11.01), or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty hereunder pursuant to clause (c) below;

(b)         (i) to release or subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.03 and (ii) that the Collateral Agent is authorized (but not required) to release or subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any other Lien on such property that is permitted by Section 7.03; and

(c)          that any Guarantor shall be automatically released from its obligations hereunder and under the Security Agreement in accordance with Section 7.13(b).

Upon request by the Administrative Agent at any time, the Required Lenders (or such greater number of Lenders as may be required pursuant to Section 11.01) will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations hereunder and under the Security Agreement pursuant to this Section 9.11.  In each case as specified in this Section 9.11, the Collateral Agent will (and each Lender irrevocably authorizes the Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations hereunder and under the Security Agreement, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

Section 9.12                                Other Agents; Arrangers and Managers.  None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “bookrunner” or “lead arrangers” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.13                                Appointment of Supplemental Administrative Agents.  (a)  It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction.  It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b)         In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Sections 11.04 and 11.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c)          Should any instrument in writing from the Borrower, Holdings or any other Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower or Holdings, as applicable, shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent.  In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

ARTICLE X

GUARANTEE

Section 10.01                          Guarantee.  (a)   Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors and permitted indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

(b)         Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 10.02.

(c)          Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Article X or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.

(d)         The guarantee contained in this Article X shall remain in full force and effect until all the Obligations and the obligations of each Guarantor under the guarantee contained in this Article X (other than contingent indemnification and contingent expense reimbursement obligations and any Obligations in respect of Secured Hedge Agreements and Cash Management Obligations that are not due and payable) shall have been satisfied by payment in full and the Commitments shall be terminated, notwithstanding that from time to time during the term of this Agreement the Borrower may be free from any Obligations.

(e)          No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Obligations or any payment received or collected from such Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Obligations are paid in full (other than contingent indemnification and contingent expense reimbursement obligations and any Obligations in respect of Secured Hedge Agreements and Cash Management Obligations that are not due and payable) and the Commitments are terminated.

Section 10.02                          Right of Contribution.  Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment.  Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 10.03.  The provisions of this Section 10.02 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

Section 10.03                          No Subrogation.  Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrower on account of the Obligations are paid in full and the Commitments are terminated.  If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.  For the avoidance of doubt, nothing in the foregoing shall operate as a waiver of any subrogation rights.

Section 10.04                          Amendments, etc. with Respect to the Obligations.  To the fullest extent permitted by applicable law, each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Obligations continued, and the Obligations, or the liability of any other Person upon them or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and this Agreement and the other Loan Documents and any other documents executed and delivered in connection herewith or therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may reasonably deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released.  Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for the guarantee contained in this Article X or any property subject thereto.

Section 10.05                          Guarantee Absolute and Unconditional.  To the fullest extent permitted by applicable law, each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Article X or acceptance of the guarantee contained in this Article X; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Article X; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Article X.  To the fullest extent permitted by applicable law, each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Obligations.  Each Guarantor understands and agrees that the guarantee contained in this Article X, to the fullest extent permitted by applicable law, shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement or any other Loan Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of such Guarantor under the guarantee contained in this Article X, in bankruptcy or in any other instance.  When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor, or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor, or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor, or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against any Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of legal proceedings.

Section 10.06                          Reinstatement.  The guarantee contained in this Article X shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Loan Party or any substantial part of its property, or otherwise, all as though such payments had not been made.

Section 10.07                          Payments.  Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Administrative Agent’s Office.

ARTICLE XI

MISCELLANEOUS

Section 11.01                          Amendments, Etc.  Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, waiver or consent shall:

(a)          postpone any date scheduled for, or reduce or forgive the amount of, any payment of principal or interest under Section 2.07 or Section 2.08 without the written consent of each Lender directly affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(b)         reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or (subject to clause (i) of the second proviso to this Section 11.01) any fees (including fees set forth in Section 2.08 or other amounts payable hereunder or under any other Loan Document), or extend, postpone or waive the date upon which any fees are to be paid, without the written consent of each Lender directly affected thereby; provided that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(c)          change any provision of this Section 11.01, the definition of “Required Lenders” or “Pro Rata Share”, the third sentence of Section 2.11(a), Section 2.12, Section 8.03 or Section 11.07(a)(x) without the written consent of each Lender adversely affected thereby;

(d)         release or subordinate all or substantially all of the Liens or Collateral granted to the Secured Parties under any Loan Document in any transaction or series of related transactions, without the written consent of each Lender; or

(e)          release all or substantially all of the aggregate value of the Guaranty, without the written consent of each Lender;

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document and (ii) Section 11.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the principal of the Loans of such Lender may not be reduced or forgiven, the Revolving Credit Commitments of such Lender may not be increased and the Maturity Date of the Revolving Credit Loans of such Lender may not be extended, in each case without the consent of such Lender (it being understood that any Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

Notwithstanding anything to the contrary contained in Section 11.01, guarantees, collateral security documents and related documents executed by Foreign Subsidiaries in connection with this

Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

Section 11.02                          Notices and Other Communications; Facsimile Copies.  (a)  General.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission).  All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to the Borrower, any Guarantor, the Administrative Agent or an L/C Issuer to the address, facsimile number, electronic mail address or telephone number specified for such Person below or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties:

The Borrower and any Guarantor:	The Reader’s Digest Association, Inc.
Reader’s Digest Road
Pleasantville, NY 10570
Attention: Treasurer
Telephone number: 914-244-7683
Facsimile number: 914-244-5904
Electronic mail address: william.magill@rd.com
Website address: www.rd.com

With copies to (which shall not constitute a notice hereunder):

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Leonard Klingbaum
Telephone number: 212-446-4792
Facsimile number: 212-446-6460
Electronic mail address: leonard.klingbaum@kirkland.com

The Administrative Agent:	JPMorgan Chase Bank, N.A.
277 Park Avenue, 8th Floor
New York, NY 10172
Attention: Tina Ruyter
Telephone number: 212-270-4676
Facsimile number: 212-270-5127
Electronic mail address: Tina.Ruyter@jpmorgan.com

With a copy to:

JPMorgan Chase Loan & Agency Services
1111 Fannin, Floor 10
Houston, TX 77002
Attention: Maryann T. Bui
Telephone number: 713-750-7932
Facsimile number: 713-750-2878
Electronic mail address: maryann.t.bui@jpmchase.com

(ii)                                  if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the L/C Issuers.

All such notices and other communications shall be deemed to be given or made, if given or made during the recipient’s normal business hours (and if not, shall be deemed to be given or made on the next succeeding Business Day), upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 11.02(d)), when delivered; provided that notices and other communications to the Administrative Agent, the L/C Issuers pursuant to Article II shall not be effective until actually received by the Administrative Agent.  In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b)         Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted and/or signed by facsimile or “PDF” (subject to Section 11.02(d)).  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

(c)          Reliance by Agents and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, liabilities and related reasonable out-of-pocket costs and expenses resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct.  All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(d)         Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Articles II and III, if such Lender has notified the Administrative Agent that it is incapable of receiving notices thereunder by electronic communication.  The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Section 11.03                          No Waiver; Cumulative Remedies.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 11.04                          Attorney Costs, Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse the Administrative Agent, the Syndication Agent and the Arrangers for all reasonable documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all (i) Attorney Costs of one lead counsel in each relevant jurisdiction and (ii) costs of Moelis, J.H. Cohn and other advisors to the Administrative Agent, in the case of this clause (ii) accrued through the completion of the transactions contemplated by the Reorganization Plan and (b) to pay or reimburse the Administrative Agent, the Syndication Agent, the Arrangers and each Lender for all reasonable documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any negotiations, workouts, restructurings or legal proceedings, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of one lead counsel in each relevant jurisdiction and the fees and disbursements of any financial advisor or third party consultants or appraisers to and of the Administrative Agent).  The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees and taxes related thereto, and other reasonable and out-of-pocket expenses incurred by any Agent.  The agreements in this Section 11.04 shall survive the termination of the Aggregate Commitments and the repayment of all Obligations.  All amounts due under this Section 11.04 shall be paid within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail.  If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

Section 11.05                          Indemnification by the Borrower.  Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, and directors, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact of each of the foregoing (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments and suits and related reasonable out-of-pocket expenses (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance, administration, amendment, modification or waiver of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Revolving Credit Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, or (c) to the extent relating to or arising from any of the foregoing, any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned, leased or operated by any Group Member, or any Environmental Liability related in any way to any Group Member, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits or expenses are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, any Affiliate of such Indemnitee or any officer, director, employee, advisor, representative or agent of such Indemnitee or any such Affiliate.  No Indemnitee shall be liable to any Group Member for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement.  No Indemnitee shall be liable (whether direct or indirect, in contract, tort or otherwise) to any Group Member except to the extent such liability is found in a non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, any Affiliate of such Indemnitee or any officer, director, employee, advisor, representative or agent of such Indemnitee or any such Affiliate.  No Indemnitee shall have any liability to any Group Member, nor any Group Member to any Indemnitee, for any special, punitive, indirect or consequential damages (including, without limitation, loss of profits, business or anticipated savings) relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).  All amounts due under this Section 11.05 shall be paid within ten (10) Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund any amount received under this Section 11.05 to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 11.05.  The agreements in this Section 11.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the Obligations.

Section 11.06                          Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

Section 11.07         Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (x) neither Holdings nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and (y) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee, (ii) by way of participation in accordance with the provisions of Section 11.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.07(g) or Section 11.07(i) or (iv) to an SPC in accordance with the provisions of Section 11.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)   (i)  Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more assignees (other than (A) a natural person or (B) Holdings or any of its Subsidiaries or any of their respective Affiliates) (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion its Revolving Credit Commitment and the Loans (including for purposes of this Section 11.07(b), participations in L/C Obligations) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (x) the Borrower, unless (i) the assignee is a Lender, an Affiliate of a Lender or an Approved Fund or (ii) an Event of Default has occurred and is continuing, (y) the Administrative Agent and (z) each L/C Issuer at the time of such assignment.

(ii)           Assignments shall be subject to the following additional conditions:

(1)           except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment or Loans, the amount of the Revolving Credit Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and in increments of $1,000,000 in excess thereof unless the Administrative Agent otherwise consents, provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(2)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds;

(3)           the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts (as defined in the Administrative Questionnaire) to whom all syndicate-level information (which may contain material non-public information about Holdings, the Borrower, the other Loan Parties and their Affiliates and related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(4)           no assignment shall be effective unless and until such assignment is recorded in the Register.

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(c)   Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.07(d), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 11.04 and 11.05 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.07(e).

(d)   The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Administrative Agent and, with respect to its own Loans, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e)   Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than (A) a natural person or (B) Holdings or any of its Subsidiaries or any of their respective Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that directly affects such Participant.  Subject to Section 11.07(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.07(c) but shall not be entitled to recover greater amounts under such Sections than the selling Lender would be entitled to recover.  To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.12 as though it were a Lender.  Each Lender that sells a participation with respect to a Loan shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Loan (the “Participant Register”).  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f)    A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 and 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 11.15 as though it were a Lender.

(g)   Any Lender may at any time, without the consent of the Borrower or the Administrative Agent, pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)   Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Loan by an SPC hereunder shall utilize the Revolving Credit Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.

(i)    Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may, without the consent of the Borrower or the Administrative Agent, create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 11.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents.

(j)    Notwithstanding anything to the contrary contained herein, any L/C Issuer may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as an L/C Issuer; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer shall have identified a successor L/C Issuer reasonably acceptable to the Borrower willing to accept its appointment as successor L/C Issuer.  In the event of any such resignation of an L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of the relevant L/C Issuer, except as expressly provided above.  If an L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).

Section 11.08         Confidentiality.  Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) on a need to know basis to its Affiliates and its and its Affiliates’ directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof); (b) to the extent requested by any Governmental Authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement for the benefit of the Borrower containing provisions substantially the same as those of this Section 11.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 11.07(g), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 11.08; (h) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); or (j) in connection with the exercise of any remedies hereunder, under any other Loan Document or any legal action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder.  In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments and the Credit Extensions.  For the purposes of this Section 11.08, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 11.08; provided that, in the case of information received from a Loan Party after the date hereof, such information (i) is clearly identified at the time of delivery as confidential or (ii) is delivered pursuant to Section 6.01, 6.02 or 6.04 hereof.

EACH LENDER ACKNOWLEDGES THAT INFORMATION FURNISHED TO IT PURSUANT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY INCLUDE

MATERIAL NON-PUBLIC INFORMATION CONCERNING HOLDINGS, THE BORROWER, THE OTHER LOAN PARTIES AND THEIR AFFILIATES AND RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING WAIVERS AND AMENDMENTS, FURNISHED BY HOLDINGS, THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT HOLDINGS, THE BORROWER, THE OTHER LOAN PARTIES AND THEIR AFFILIATES AND RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO HOLDINGS, THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

Section 11.09         Setoff.  In addition to any rights and remedies of the Lenders provided by Law, but subject to Section 5.5 of the Security Agreement, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of the Administrative Agent and each Lender under this Section 11.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Lender may have.  Notwithstanding anything herein or in any other Loan Document to the contrary, in no event shall the assets of any Foreign Subsidiary that is not a Loan Party constitute collateral security for payment of the Obligations of the Borrower or any Domestic Subsidiary, it being understood that (a) the Equity Interests of any Foreign Subsidiary that is not a Loan Party do not constitute such an asset and (b) the provisions hereof shall not limit, reduce or otherwise diminish in any respect the Borrower’s obligations to make any mandatory prepayment pursuant to Section 2.04(b).

Section 11.10         Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all

Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

Section 11.11         Counterparts.  This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery by telecopier of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document.  The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

Section 11.12         Integration.  This Agreement and the other Loan Documents comprise the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 11.13         Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 11.14         Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.15         Tax Forms.  (a)  Each Lender and Agent that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “Foreign Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender or Agent under this Agreement or changes its Lending Office or place of organization (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)            duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)           duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H to the effect that (A) such Foreign Lender is not (i) a “bank” described in Section 881(c)(3)(A) of the Code, (ii) a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code or (iii) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (B) the interest payments in question are not effectively connected with the United States trade or business conducted by such Lender (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of Internal Revenue Service Form W-8BEN,

(iv)          to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), an Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, U.S. Tax Compliance Certificate, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such beneficial owner, or

(v)           any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(b)   Each Lender and Agent that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “United States Lender”) shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender or Agent becomes a Lender or Agent under this Agreement or changes its Lending Office or place of organization (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) properly completed copies of Internal Revenue Service Form W-9, certifying that such Lender or Agent, as applicable, is entitled to an exemption from United States backup withholding tax, or any successor form.

(c)   [ Reserved]

(d)   The Borrower shall not be required to pay any additional amounts under Section 3.01(a) or indemnity with respect to such Taxes under Section 3.01(c) to (A) any Foreign Lender if such Foreign Lender shall have failed to satisfy the provisions of Section 11.15(a) or (B) any United States Lender if such United States Lender shall have failed to satisfy the provisions of Section 11.15(b); provided, that (i) if such Lender shall have satisfied the requirement of this Section 11.15, as applicable, on the date such Lender became a Lender, or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 11.15 shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate and (ii) nothing in this Section 11.15(d) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that the requirements of Section 11.15 have not been satisfied if the Borrower is entitled, under applicable Law, to rely on any applicable forms and statements required to be provided under this Section

11.15 by the Lender that does not act or has ceased to act for its own account under any of the Loan Documents, including in the case of a typical participation, and such Lender has provided such required forms and statements.

(e)   Each Lender agrees that if any form or certification previously delivered by it expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.  Notwithstanding anything to the contrary herein, no Lender or Agent shall be required to deliver any form, certificate or other document pursuant to this Section 11.15 that such Lender or Agent is not legally able to deliver.

(f)    The Administrative Agent may deduct and withhold any taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents.

SECTION 11.16     GOVERNING LAW.  THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 11.17         Submission To Jurisdiction; Waivers.  (a)  Each Loan Party hereby irrevocably and unconditionally:

(i)            submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of (i) any State or Federal court of competent jurisdiction sitting in New York County, New York and (ii) appellate courts from any thereof;

(ii)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii)          agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid at its address set forth in Section 11.02 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(iv)          agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right of the Administrative Agent or the Lenders to sue in any other jurisdiction; and

(v)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

SECTION 11.18     WAIVER OF RIGHT TO TRIAL BY JURY.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR

HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.18 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 11.19         Binding Effect.  This Agreement shall become effective upon the satisfaction or waiver of the conditions precedent set forth in Article IV and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective permitted successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 11.20         Lender Action.  Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents or the Secured Hedge Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent.  The provision of this Section 11.20 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 11.21         USA PATRIOT Act.  Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name, address and tax identification numbers of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the Act.

Section 11.22         Acknowledgements.  Each Loan Party hereby acknowledges that:

(a)   it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)   neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Loan Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)   no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.

Section 11.23         Releases of Guarantee and Lien.

(a)   Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 11.01) to take any action reasonably requested by the Borrower having the effect of releasing any Collateral or Guarantee Obligations (i) to the extent necessary to permit any Disposition of the applicable Collateral or Guarantor, in each case as permitted by the Loan Documents or that has been consented to in accordance with Section 11.01, (ii) in accordance with Section 7.13(b) or (iii) under the circumstances described in paragraph (b) below.

(b)   At such time as the Loans and the other Obligations under the Loan Documents shall have been paid in full, the Collateral shall be automatically released from the Liens created by the Collateral Documents, and the Collateral Documents (other than with respect to the provisions thereof expressly stated to survive termination) shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

RDA HOLDING CO.

by
/s/ Thomas A. Williams
Name:	Thomas A. Williams
Title:	Senior Vice President and Chief Financial Officer

THE READER’S DIGEST ASSOCIATION, INC.

by
/s/ Thomas A. Williams
Name:	Thomas A. Williams
Title:	Senior Vice President and Chief Financial Officer

EACH OF THE GUARANTORS LISTED ON ANNEX I HERETO

by
/s/ Thomas A. Williams
Name:	Thomas A. Williams
Title:	Authorized Signatory

[Revolving Credit and Guarantee Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent

by
/s/ Tina Ruyter
Name:	Tina Ruyter
Title:	Executive Director

BANK OF AMERICA, N.A., as a Lender

by
/s/ Stephanie Vallillo
Name:	Stephanie Vallillo
Title:	Senior Vice President

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

by
/s/ Doreen Barr
Name:	Doreen Barr
Title:	Director

by
/s/ Lynne-Marie Paquette
Name:	Lynne-Marie Paquette
Title:	Associate

GOLDMAN SACHS CREDIT PARTNERS, L.P., as a Lender

by
/s/ Anna Ostrovsky
Name:	Anna Ostrovsky
Title:	Authorized Signatory

[Revolving Credit and Guarantee Agreement]

ANNEX I

Alex Inc.

Allrecipes.com, Inc.

Ardee Music Publishing, Inc.

Christmas Angel Productions, Inc.

Direct Entertainment Media Group, Inc.

Direct Holdings Americas Inc.

Direct Holdings Custom Publishing Inc.

Direct Holdings Customer Service, Inc.

Direct Holdings Education Inc.

Direct Holdings Libraries Inc.

Direct Holdings U.S. Corp.

Funk & Wagnalls Yearbook Corp.

Gareth Stevens, Inc.

Home Service Publications, Inc.

Pegasus Asia Investments, Inc.

Pegasus Investment, Inc.

Pegasus Sales, Inc.

Pleasantville Music Publishing, Inc.

R.D. Manufacturing Corporation

RD Large Edition, Inc.

RD Publications, Inc.

RD Walking, Inc.

RDA Sub Co.

RDCL, Inc.

Reader’s Digest Children’s Publishing, Inc.

Reader’s Digest Consumer Services, Inc.

Reader’s Digest Entertainment, Inc.

Reader’s Digest Financial Services, Inc.

Reader’s Digest Latinoamerica S.A.

Reader’s Digest Sales and Services, Inc.

Reader’s Digest Sub Nine, Inc.

Reader’s Digest Young Families, Inc.

Reiman Manufacturing, LLC

Reiman Media Group, Inc.

Retirement Living Publishing Company, Inc.

Saguaro Road Records, Inc.

Taste of Home Media Group, Inc.

Taste of Home Productions, Inc.

Travel Publications, Inc.

W.A. Publications, LLC

WAPLA, LLC

Weekly Reader Corporation

Weekly Reader Custom Publishing, Inc.

World Almanac Education Group, Inc.

World Wide Country Tours, Inc.

WRC Media Inc.

[Revolving Credit and Guarantee Agreement]